                         SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

     Filed by the Registrant                      [ X ]

     Filed by a Party other than the Registrant   [   ]

     Check the appropriate box:

     [ X ]     Preliminary Proxy Statement

     [   ]     Confidential, for Use of the Commission Only (as
               permitted by Rule 14a-6(e)(2))

     [   ]     Definitive Proxy Statement

     [   ]     Definitive Additional Materials

     [   ]     Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                                ANDAL CORP.

              (Name of Registrant as Specified In Its Charter)

                                   --

                 (Name of Person(s) Filing Proxy Statement
                       if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     [ X ]     No fee required.

     [   ]     Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11

               1) Title of each class of securities to which transaction applies:

                    Common Stock, $20.00 Par Value
                    _______________________________________________________

               2) Aggregate number of securities to which transaction applies:

                   447,360
                   _______________________________________________________

               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


                   _______________________________________________________

               4)  Proposed maximum aggregate value of transaction:


                   _______________________________________________________

               5)  Total fee paid:


                   _______________________________________________________

          [   ]    Fee paid previously with preliminary materials

          [   ]    Check box if any part of the fee is offset as provided
                   by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
                   Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)  Amount Previously Paid:

                   _______________________________________________________

               2)  Form, Schedule or Registration Statement No.:


                   _______________________________________________________

               3)  Filing Party:


                   _______________________________________________________

               4)  Date Filed:


                   _______________________________________________________

                                   ANDAL CORP.
                             A New York Corporation

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        to be held on September 22, 1997



TO THE STOCKHOLDERS OF ANDAL CORP.

     The Annual Meeting of the Stockholders of ANDAL CORP. (the "Company") will be held in the Algonquin Room #4 at the Parsippany Hilton Hotel, One Hilton Court, Parsippany, New Jersey, on Monday, September 22, 1997 at 10:00 a.m. for the following purposes:

     (1) To elect four (4) directors of the Company to serve until the next succeeding Annual Meeting of Stockholders and until their successors have been elected and have qualified.

     (2) To approve the action by the Board of Directors of the Company in voting all shares of stock of Multi-Arc Inc. held by the Company in favor of the merger of Multi-Arc with a subsidiary of Bernex Inc., which constitutes in substance a sale of substantially all of the assets of Andal Corp.

     (3) To transact such other business as may properly come before the meeting or any adjournments.

     Only stockholders of record at the close of business on the 14th day of August, 1997, are entitled to notice of and to vote at this meeting.

     If the Merger is approved, shareholders will have appraisal rights in accordance with New York law. Section 623 of the New York Business Corporation Law is attached.

         PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY
               IN THE ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED.



                              By order of the Board of Directors
                              Walter N. Kreil, Jr., Secretary


September 10, 1997

                           ANDAL CORP.

                     Corporate Headquarters:

                       200 Roundhill Drive
                   Rockaway, New Jersey 07866
                Telephone Number:  (201) 625-3400
                Facsimile Number:  (201) 625-2244

                         PROXY STATEMENT

[Black Box]

                    SUMMARY OF PROXY STATEMENT

     The following summary is intended only to highlight certain information contained in this Proxy Statement. This summary is not intended to be a complete statement of all material features of the proposed Merger (as such term is defined below) and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement in its entirety.

Time, Date and Place of Annual Meeting

     The annual meeting (the "Annual Meeting") of stockholders of Andal Corp., a New York corporation ("Andal" or the "Company"), will be held on Monday, September 22, 1997 at 10:00 a.m., local time, in the Algonquin Room #4 at the Parsippany Hilton Hotel, One Hilton Court, Parsippany, New Jersey.

Purpose of the Annual Meeting

     At the Annual Meeting, holders of shares of common stock, $20.00 par value (the "Common Stock"), of Andal will be asked to consider and vote upon (i) the election of four directors to the Board of Directors of the Company; and (ii) a proposal recommended by a Special Negotiating Committee of the Board of Directors of Andal (the "Special Committee") and by the Board of Directors to approve an Agreement and Plan of Merger, dated as of June 9, 1997 (the "Merger Agreement"), by and between Bernex
Inc., a Delaware corporation, M-A Acquisition Corp., a Delaware corporation, Multi-Arc Inc., a Delaware corporation ("Multi-Arc"), and the Company.

Record Date; Shares Entitled to Vote; Vote Required to Approve the Merger Agreement

     Only holders of record of shares of Common Stock at the close of business on August 14, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments or postponement or postponements thereof. As of that date, there were 447,360 shares of Common Stock outstanding and entitled to vote. Stockholders of record on August 14, 1997 are entitled to one vote per share on any matter that may properly come before the Annual Meeting. Directors will be elected by a plurality of votes cast. The affirmative vote of the holders of two-thirds of the outstanding shares of the Common Stock is required to approve the Merger Agreement.

Effect of the Merger

     If the Merger Agreement is approved by the stockholders of the Company and certain conditions are met or waived, M-A Acquisition Corp., an indirect subsidiary of Saurer AG, will be merged (the "Merger") with and into Multi-Arc, which will be the surviving corporation in the Merger and will continue to be named "Multi-Arc Inc.", but will be wholly owned by Bernex Inc., an indirect Saurer AG subsidiary. As a result of the Merger, each share of common stock of Multi-Arc outstanding at the time the Merger is consummated (the "Effective Time") (other than shares as to which appraisal rights are perfected) will be converted into the right to receive (i) $292 per Multi-Arc share, portions of which are to be distributed to several escrow accounts, including (1) an Expense Escrow ($7.50 per Multi-Arc share); a main Escrow Account ($29.20 per Multi-Arc share); and an Andal Escrow Account ($12.50 per Multi-Arc share). The Company will hold at closing approximately 84,000 shares of common stock of Multi-Arc. In substance, this will amount to a sale of substantially all of the assets of Andal for cash.

     Andal expects to receive gross proceeds of approximately $24,500,000 of which approximately $4,000,000 will be placed into the Escrows. From the remainder, Andal will repay an intercompany loan in the approximate amount of $1,300,000 and make payments to officers and employees for severance and termination of approximately $2,300,000. Thus, Andal will derive net cash immediately from the transaction of approximately $16,500,000, plus $1,000,000 from the exercise of Multi-Arc employee stock options. Andal expects to receive from the various escrows approximately $3,100,000 in the future. Andal anticipates that the gain on this transaction will be approximately $9,150,000 before the possible future receipt of escrowed amounts.

Recommendation of Andal's Special Committee and
Board of Directors

     After receiving the recommendation of the Special Committee (consisting of Andrew J. Frankel and Alan N. Cohen), the Board of Directors determined that the Merger Agreement was fair and in the best interests of all the holders of Common Stock. No member of the Special Committee is, or is expected to become, an affiliate of, or has, or is expected to acquire, any equity interest in the acquiring company or, after the Effective Time, Multi-Arc. Each member of the Special Committee owns a substantial number of shares of the Common Stock. The Special

Committee and the Board recommend that stockholders vote in favor of approval of the Merger Agreement. The recommendations of the Special Committee and the Board and their conclusions that the Merger is fair to, and in the best interests of all Andal stockholders are based upon their evaluation of the price offered by Saurer AG.

Interests of Certain Persons in the Merger

     In considering the Merger, stockholders should be aware that Mr. Flood and Mr. Kreil, respectively the Chief Executive Officer and Chief Financial Officer of Andal and both members of the Board of Directors, have certain interests which might present them with conflicts of interest in connection with the Merger. These conflicts include the receipt of substantial amounts of cash with respect to termination of employee stock options of both Andal and Multi-Arc, $378,000 and $67,000 respectively, termination and severance benefits, $1,120,000 and $465,000 respectively, ownership of 6% Convertible Subordinated Debentures due 2004 issued by Multi-Arc (the "Multi-Arc Debentures") of $270,000 and $50,000 respectively, ownership of Multi-Arc common stock 1,316.25 shares and 243.75 shares, respectively, and anticipated continuing employment relationships with Multi-Arc after the closing of the Merger. The Multi-Arc Debentures are convertible into one share of Multi-Arc common stock for each $266.67 of principal amount. The total principal amount of Multi-Arc Debentures outstanding is $1,510,000. After the Merger, Mr. Flood and Mr. Kreil will become subordinate employees in a much larger organization. Their base salary and other terms of employment will be substantially identical (see "Employment Agreements"); however, the structure of their incentive compensation will change to be more dependent in the future upon long term operating results.

Conditions to the Merger

     The closing of the Merger is subject to a number of conditions, including compliance with New Jersey's Industrial Site Recovery Act, the consent of Multi-Arc's lender, the signing of new employment agreements by Mr. Flood and Mr. Kreil with Multi-Arc and the conversion of 90% of the Multi-Arc Debentures. At present it appears that this latter condition will not be satisfied at closing and the Company is negotiating with the buyer for a waiver of this condition.

Appraisal Rights

     Holders of Andal Common Stock who do not vote to approve the Merger Agreement may dissent and elect to have the fair value of their shares, based on all relevant factors and excluding any element of value arising from the accomplishment or expectation of the Merger, judicially appraised and paid to them in cash. Such stockholders must deliver a written demand for such appraisal to the Company prior to the taking of the vote on the Merger Agreement and comply with the other requirements of
Section 623 of the New York Business Corporation Law, the full text of which is attached to this Proxy Statement. Any deviation from such requirements may result in a forfeiture of appraisal rights.

Selected Historical and Pro Forma Consolidated Financial
Information

     The following tables present summary consolidated financial data for Andal for the five fiscal years ended September 30, 1996 and the nine months ended June 30, 1997 and 1996 and pro forma consolidated information for the nine months ended June 30, 1997 and the year ended September 30, 1996 for Andal after giving effect, among other things, to the Merger.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)

Historical Financial Data:

                                    Nine Months
                                   Ended June 30,                        Fiscal Year Ended September 30,
                                    (unaudited)
                                ___________________         ____________________________________________________
                                   1997       1996              1996        1995         1994      1993      1992
                                         (Thousands of dollars, except per share amounts)

Operating revenues              $26,240    $23,222           $31,615     $30,383      $27,077   $24,887   $20,834

Income (loss) from
   operations                     2,403      1,789             1,635       2,414        1,627       832    (1,048)

Income (loss) from
   continuing operations          1,367        360             8,151(1)      879         (771)     (433)   (2,733)

Income (loss) from
   discontinued operations           10        238               234       1,007         (350)     (527)   (2,067)

Net income (loss)                 1,377        598             8,385       1,886       (1,121)     (960)   (4,800)

Income (loss) per share from
  continuing operations            3.06       1.09             24.00        2.67        (2.34)    (1.31)    (8.29)

Net income (loss) per share        3.08       1.81             24.69        5.72        (3.40)    (2.91)   (14.55)

Average number of common
  shares outstanding (000)          447        330               340         330          330       330       330

Total assets                     31,021                      $27,196     $23,625      $20,457   $23,475   $24,282

Long-term obligations (excluding
   current maturities)           12,252                       10,181      17,585       16,141    18,721    20,398

Shareholders' equity (deficit)    6,232                        4,855      (5,098)      (6,984)   (5,863)   (4,903)

Book value (deficit) per
   share at year end              13.93                        10.85      (15.46)      (21.17)   (17.77)   (14.86)
________________________
(1)  Includes a one-time gain of $6,000,000 upon the sale of real estate.

Pro Forma Financial Data:


                                           Nine Months              Fiscal Year Ended
                                    Ended June 30, 1997(1)(2)     September 30, 1996(1)
                                    __________________________    _____________________

                                      (Thousands of dollars, except per share amounts)

Operating revenues

Income (loss) from
   continuing operations                      (231)                      7,152(3)

Net income (loss) from continuing
   operations per share                      (0.51)                      21.06

Average number of common shares
   outstanding (000)                           447                         340

Total assets                                21,950

Long-term obligations
   (excluding current maturities)                0

Deferred income                              3,103

Shareholders' equity                        15,382

Book value per
   share at year end                         34.38

__________________________
(1) The pro forma income data for the nine months ended June 30, 1997 and for the fiscal year ended September 30, 1996 assume that the Merger and other transactions took place at the beginning of each of such fiscal periods.  See "Pro Forma Financial Information".

(2) The pro forma balance sheet data assumes the Merger took place on June 30, 1997.

(3) Includes a one-time gain of $6,000,000 upon the sale of real estate.

                             GENERAL

     This Proxy Statement is furnished to the stockholders of Andal in connection with the solicitation of proxies by order of the Board of Directors of the Company for the Annual Meeting of Stockholders to be held on September 22, at 10:00 A.M., Eastern Daylight Time, in the Algonquin Room #4 at the Parsippany Hilton Hotel, One Hilton Court, Parsippany, New Jersey, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     The approximate date on which this Proxy Statement and the enclosed Proxy will be first sent or given to stockholders is September 10, 1997.

     The enclosed Proxy is being solicited on behalf of the Board of Directors of the Company and all costs of solicitation will be borne by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting of stockholders, Form of Proxy and Proxy Statement which are herein enclosed. The solicitation will be conducted principally by mail, although directors, officers and regular employees of the Company may solicit proxies personally or by telephone or facsimile. Such persons will not receive special compensation for such services. Arrangements will be made with brokerage houses and other custo-dians, nominees and fiduciaries for proxy material to be sent to their principals, and the Company will reimburse such persons for their reasonable expenses in so doing.

     You are requested to mark, sign and complete the accompanying Proxy and return it in the envelope provided. Proxies in such form, if duly signed and received in time for the voting, will be voted in accordance with the directions of each stockholder. The proxy holders identified on the proxy have been selected by the Board of Directors. The proxy holders shall have the discretionary authority to vote for the election of Directors and distribute such votes among the nominees standing for election (except as otherwise instructed by a stockholder in the accompanying Proxy), to vote to approve the Multi-Arc Vote (as defined below), and on any other matters that may properly come before the Annual Meeting of Stockholders.

     If the enclosed Proxy is executed and returned, it may, nevertheless, be revoked at any time before it has been exercised upon written notice to the Secretary of the Company. The proxy shall also be deemed revoked if a Stockholder is present at the Meeting and elects to vote in person.

     Each holder of the Company's Common Stock, at the close of business on August 14, 1997 is entitled to one vote per share on each matter that comes before the meeting. The election of directors is by plurality of votes. The approval of the Agreement and Plan of Merger requires a two-thirds vote of all shareholders. With respect to any other matters to be voted upon, a vote of a majority of the number of shares voting is required for approval. Abstentions will be counted as votes cast, but proxies submitted by brokers with a "not voted" direction will not be counted as votes cast with respect to each matter to be voted upon where such instruction is given.

     At the close of business on August 14, 1997, there were outstanding 447,360 shares of Common Stock, the only class of equity stock outstanding.

                       PROPOSAL NO. 1

                    ELECTION OF DIRECTORS


Information Concerning Directors and Nominees for Director

     The stockholders are being asked to elect four directors, who will comprise the entire Board of Directors of the Company, to serve for the ensuing year and until their successors are duly elected and qualified. The nominees are all current members of the Board of Directors. In the event that any nominee for director should become unavailable, which event the Board of Directors does not anticipate, it is intended that votes will be cast pursuant to the enclosed Proxy for such substitute nominee as may be nominated by the Board of Directors, unless otherwise indicated by the Stockholder on the Proxy.

     The following information is furnished with respect to the nominees for Directors of the Company:

Name                  Age   Position(s) with the Company
____                  ___   ____________________________

Peter D. Flood        53    Chairman of the Board of Directors,
                            Chief Executive Officer, and
                            President

Walter N. Kreil, Jr.  49    Senior Vice President, Secretary,
                            Chief Financial Officer, and Director

Andrew J. Frankel     64    Director

Alan N. Cohen         66    Director


     Peter D. Flood has been Chairman of the Board, Chief
Executive Officer, and President of the Company since September
1996, a Director of the Company since December 1985, and the Chief Executive Officer of Multi-Arc since March 1981.


     Walter N. Kreil, Jr. was appointed a Director and elected Senior Vice President and Chief Financial Officer of the Company in September 1996. Mr. Kreil served as Vice President of the Company from September 1987 through August 1996 and serves as Vice President and Chief Financial Officer of Multi-Arc. Mr. Kreil joined the Company as Assistant Vice President and Controller in June 1984.

     Andrew J. Frankel has been a Director of the Company since
1971 and served as Chairman of the Board of Directors and Chief
Executive Officer of the Company from 1971 through August 1996.

     Alan N. Cohen has been a Director of the Company since October 1979 and served as President of the Company from October 1981 through August 1996. Between January 1981 and October 1981, Mr. Cohen served as Vice Chairman of the Board of the Company. Mr. Cohen was a member of the Board of Directors of Integrated Brands, Inc. from December 1985 until June 1993. From December 1986 until September 1993, Mr. Cohen was Vice Chairman of the Board and Treasurer of Celtics, Inc., the general partner of Boston Celtics Limited Partnership.

     Mr. Flood and Mr. Kreil will resign as directors and officers of Andal upon closing of the Merger. Thereafter, Mr.
Frankel and Mr. Cohen are authorized to, but need not, fill vacancies on the Board.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND MANAGEMENT

     The following table sets forth information as of August 14, 1997, with respect to all shareholders known by Andal to be the beneficial owners of more than 5% of its outstanding common stock, each director, and all officers and directors as a group.

Name & Address of            Amount and Nature                 Percent of
Beneficial Owner             of Beneficial Ownership           Class
________________             _______________________           ____________
Frankhill Associates              124,437 shares     (1)
909 Third Avenue
Ninth Floor
New York, NY 10022

Andrew J. Frankel                   1,730            (1)
909 Third Avenue                  124,437            (2)
Ninth Floor                         2,019            (3)
New York, NY  10022                   602            (4)
                                 _________
                                  128,788 shares                  28.8%

Alan N. Cohen Family               47,500 shares
Company LLC
909 Third Avenue
Ninth Floor
New York, NY  10022

Alan N. Cohen                      47,500            (10)
909 Third Avenue                   27,712            (1)
Ninth Floor                         4,250            (5)
New York, NY 10022                _________
                                   79,462  shares                 17.8%

Builtland Partners                 63,294  shares    (1)(6)
c/o Milstein Properties
1271 Avenue of the Americas
New York, NY 10020

Paul Milstein                      99,337 shares     (7)(8)       22.6%
c/o Milstein Properties
1271 Avenue of the Americas
New York, NY 10020

Peter D. Flood                     11,664  shares    (1)(11)       2.6%

Walter N. Kreil, Jr.                  750 shares     (9)            *

All officers and directors
as a group (4 persons)            221,763 shares     (1)          49.5%
___________________

(1)  Direct record and beneficial ownership.

(2) As the managing general partner of, and a person designated to exercise voting power and investment power on behalf of, Frankhill
Associates, the record holder of these shares.

(3) Held as co-trustee with his sister, with whom Mr. Frankel shares voting power. Mr. Frankel and his children have an interest in one-half of the principal and income of the trust.

(4) Held as co-trustee with his wife of trusts for Mr. Frankel's three children.

(5) Includes 4,250 shares held by a not-for-profit corporation of which Mr. Cohen is an officer and director. Mr. Cohen disclaims beneficial ownership of such shares owned by the Corporation.

(6)  Builtland Partners is a New York General Partnership comprised of
Seymour Milstein, Paul Milstein, and members of their respective families.

(7) Includes all the shares owned by Builtland Partners, as well as shares wholly beneficially owned by Paul Milstein, directly and indirectly.

(8)  Includes 4,485 shares owned by Milstein Family Foundation, Inc., a New
York not-for-profit corporation of which Mr. Milstein is president and a director. Mr. Milstein disclaims any beneficial interest in such shares.

(9)  These shares may be acquired upon exercise of options held.

(10) As manager of the Alan N. Cohen Family Company, LLC, the record holder of these shares.

(11) Includes 250 shares held jointly with Mr. Flood's wife and 5,000 shares which may be acquired upon exercise of options held.

*     Less than 1%.

Information Concerning the Board of Directors

     The Board has established a Compensation Committee, presently consisting of Messrs. Frankel and Cohen, which administers the Company's stock option plan and reviews employee compensation and benefits. The Compensation Committee met once during the last fiscal year.

     The Board does not have a separate audit or nominating committee. Nominations are considered and made by the Board as a whole. The Board will consider nominees for the Board of Directors recommended by Stockholders. Stockholders desiring to make such recommendations should write directly to the Board at the Company's executive offices at 200 Roundhill Drive, Rockaway, New Jersey 07866.

     The Board established during the current fiscal year a Special Negotiating Committee, consisting of Messrs. Frankel and Cohen, to negotiate the terms of the Merger (See "The Multi-Arc Vote" below).

     The Board of Directors met four times during the fiscal year ended September 30, 1996. During that fiscal year, each of the incumbent directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he has been a director and (2) the total number of meetings held by all Committees of the Board on which he served during the period that he served.

     There is no family relationship between any officers or directors nor are there any understandings among any officers or directors and any other person(s) pursuant to which any such officer or director was or is to be selected as such.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ELECTION OF MESSRS. FLOOD, KREIL, FRANKEL AND COHEN.


                      EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation for the past three fiscal years of the Chief Executive Officer of the Company and all other executive officers whose annual salary exceeded $100,000 for the year ended September 30, 1996.


                                           SUMMARY COMPENSATION TABLE
                                               Annual Compensation
                                                                          Long          All Other
                                                                          Term        Compensation
                                                           Other Annual   Options/        ($)
Name and                                 Salary    Bonuses Compensation   SARs       (401K Plan
Principal Position               Year      ($)       ($)       (1)        (#)         Contributions
____________________________________________________________________________________________________
Andrew J. Frankel               1996     157,000         0   42,739          0               0
Chief Executive Officer         1995     244,000         0   33,333          0               0
through August 1996             1994     144,000         0   27,858          0               0

Alan N. Cohen                   1996     157,000         0   16,000          0               0
President through               1995     244,000         0   16,000          0               0
August 1996                     1994     144,000         0   13,720          0               0

Peter D. Flood                  1996     250,000   138,000   (2)             0           4,750
Chief Executive Officer         1995     250,000   151,000   (2)         2,500(3)        4,620
and President from              1994     250,000    85,000   (2)             0           4,620
September 1996 and
Chief Executive of
Multi-Arc

Walter N. Kreil, Jr.            1996    142,000    35,000    (2)             0           4,750
Senior Vice President           1995    135,200    50,000    (2)           500(3)        4,620
and Chief Financial             1994    132,600    24,000    (2)             0           4,620
Officer since September
1996 and Chief
Financial Officer of
Multi-Arc
_______________________
     (1)  Other Annual Compensation includes professional services which consisted of partial reimbursement for income
tax preparation expense by accountants and supplemental life and medical insurance as follows:

                 Andrew J. Frankel         Alan N. Cohen
                 _________________         _____________

            Professional   Supplemental    Professional
              Services      Insurance        Services
            ____________   ____________    ____________

     1996      10,000        10,494           10,000
     1995      10,000         5,194           10,000
     1994      10,000         4,007           10,000

     (2)  Amounts were less than 10% of salary.

     (3)  Options to acquire common stock of Multi-Arc Inc. at $205.13 per share.

     No other bonuses, restricted stock awards, long term incentive plan payouts, or other compensation was awarded or paid to the named executives during the periods indicated.

Stock Options

     No stock options or stock appreciation rights were granted by the Company during the fiscal year ended September 30, 1996 to the Chief Executive Officer of the Company and all other executive officers whose annual salary exceeded $100,000 for the fiscal year ended September 30, 1996.

     The following table sets forth information with respect to the exercise during fiscal 1996 and the value as of September 30, 1996 of unexercised stock options and stock appreciation rights for the Chief Executive Officer and all other executive officers whose annual salary exceeded $100,000 for the fiscal year ended September 30, 1996.

     AGGREGATED OPTION/SAR EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR
                            END OPTION/SAR VALUES

                                         Number of       Value of Unexercised
                   Shares               Unexercised         In-the-Money
                  Acquired            Options/SARs at      Options/SARs at
                     on       Value  Fiscal Year End (#) Fiscal Year End ($)
                  Exercise  Realized     Exercisable/        Exercisable/
      Name          (#)       ($)       Unexercisable       Unexercisable
   __________     ________  ________ ___________________ ____________________
Andrew J. Frankel    0         0            0/0                  0/0

Alan N. Cohen        0         0            0/0                  0/0

Peter D. Flood       0         0            0/5,000(1)           0/0
                                          500/2,500(2)           0/0

Walter N. Kreil, Jr. 0         0            0/750(1)             0/0
                                          100/500(2)             0/0
______________________
(1)  Options on Andal Corp. common stock.
(2)  Options on Multi-Arc Inc. common stock.

Pension Plan

     Messrs. Frankel and Cohen were members of a noncontributory pension plan of the Company which was terminated effective January 1, 1985. Upon the termination of the plan, the Company purchased straight life annuity policies sufficient to pay each of the individuals upon their retirement at normal retirement age the benefits they had accrued under the plan up to January 1, 1985. The amounts payable annually at normal retirement of each of these persons are as follows:

                                      Annual Benefit upon
               Name                        Retirement
            ___________               ___________________

            Andrew J. Frankel              $61,402
            Alan N. Cohen                   36,988

Compensation of Directors

     Directors who are not employed by Andal are entitled to fees of $5,000 per annum plus $250 for each meeting of the Board they attend and $250 for each meeting of a committee of the Board they attend which is held on a day that the Board does not meet. Directors are reimbursed for travel expenses incurred in attending Board and Committee meetings.

Employment Agreements

     Mr. Flood is employed by the Company as President and Chief Executive Officer under an employment agreement effective as of August 31, 1996 and expiring on September 20, 2001 under which he is entitled to receive a base salary of $250,000 per year plus incentive compensation equal to 5% of the annual pretax income of Multi-Arc. The Agreement further provides for a signing bonus of $250,000 which has been paid. In addition, pursuant to the Agreement, Mr. Flood was awarded 7,500 shares of the Company's common stock.

     Mr. Kreil is employed by the Company as Senior Vice President and Chief Financial Officer under an employment agreement effective as of August 31, 1996 and expiring on September 30, 2001 under which he is entitled to receive an initial base salary of $149,350 per year plus participation in the Multi-Arc Corporate Incentive Compensation Plan. The Agreement further provides for a signing bonus of $50,000, which has been paid. The Multi-Arc Corporate Management Incentive Plan provides for a bonus pool to be divided proportionally, based on normal compensation, among three of Multi-Arc's senior executives (other than Mr. Flood). The pool is calculated at 1 1/2% of earnings before interest and taxes up to $1.0 million, plus 2% of such earnings between $1.0 and 2.0 million, plus 2 1/2% of such earnings over $2.0 million. In 1996 Mr. Kreil received a bonus of $35,000 in accordance with the Plan.


Additional Information with Respect to Compensation Committee
Interlocks and Insider Participation in Compensation Decisions

     The Company's Compensation Committee is comprised of Messrs. Frankel and Cohen. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions" for information with respect to transactions between these individuals and the Company and the percentage ownership of the Company by them.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
_____________________________________________________________

     Messrs. Frankel and Cohen comprise the Compensation
Committee.  They have submitted the following report:

          Messrs. Frankel and Cohen were also, respectively, the Chief Executive Officer and President of the Company until August 31, 1996. They were compensated for 11 months at $157,000, significantly less than in the prior year. Such salaries were not, they believe, reflective of their true worth to the Company, but were the most the Company could afford to pay them in its strained financial circumstances. There was not intended to be any relationship between their compensation and their performance as both are major shareholders of the Company who already had incentive to advance the best interests of the shareholders.

          Pursuant to an employment agreement, the salary of Mr. Flood, the Chief Executive Officer of Multi-Arc, was not changed in 1996. The salary of Mr. Kreil, vice President and Chief Financial Officer of Multi-Arc, was increased 2% for 1996. In view of the limited resources of the Company, substantial increases which might have been warranted could not be considered.

          A bonus of $150,000 was awarded to Mr. Flood pursuant to his employment agreement. A bonus of $35,000 was awarded to Mr. Kreil in accordance with Multi-Arc's Corporate Management Incentive Plan which provides for a bonus pool to be divided proportionally based on normal compensation, among three of Multi-Arc's senior executives (other than Mr. Flood). The pool is calculated at 1 1/2% of earnings before interest and taxes up to $1 million, plus 2% of such earnings between $1 to $2 million, plus 2 1/2% of such earnings of $2 million.

          Upon effect of the retirement of Messrs. Frankel and Cohen on August 31, 1997, the Compensation Committee approved the employment of Peter D. Flood as Chairman of the Board, Chief Executive Officer, and President of Andal and Walter N. Kreil, Jr. as Senior Vice President and Chief Financial Officer, in accordance with their respective Employment Agreements effective August 31, 1996. See "Employment Agreements" for a description of the Employment Agreements entered into with Messrs. Flood and Kreil.

          The base compensation levels in these Agreements are the same as these officers were receiving as President and Senior Vice President of the Company's Multi-Arc subsidiary. Under the employment agreements, each has been granted substantial stock options to better align their interests to the long-run interests of the Company as a whole. They also participate in bonus plans which more directly relate their compensation to immediate performance.


          This level of compensation and mix of base compensation with long and short-term incentives was determined both with a view to what these executives have been paid in the past and published reports concerning executive compensation of businesses of this size.

                         Respectfully submitted,



                         ANDREW J. FRANKEL

                         ALAN N. COHEN

PERFORMANCE GRAPH

     The following line graph compares the cumulative total return of the Company's common stock to the American Stock
Exchange Market Value and Industrial Service Company Indices for the period October 1, 1991 to September 30, 1996.

     [Three-line graph with the following data points:

                        CUMULATIVE TOTAL RETURN
                      Andal Shares vs. Amex Indices

Measurement Period  Andal Invested AMEX MV Invested    AMEX Ind. Invested

     9/30/91             $100.00         $100.00            $100.00
     9/30/92                5.68          124.89              96.72
     9/30/93                0.00          152.63             138.39
     9/30/94                1.82          152.11             127.39
     9/30/95                2.05          180.59             156.55
     9/30/96                0.00          189.49             141.34]



    Assumes $100 invested on September 30, 1991 in Andal Corp.
Common Stock, the Amex Market Value Index and the Amex Industrial
Service Company Index.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchase and Sale of the UBC Property

    For many years, the Company, directly or through a wholly-owned subsidiary, UBC Virginia Corp. ("UBC Corp.") had owned an option (the "Option") to purchase a parcel of real estate (the
"Property") located on 61st Street and First Avenue in New York
City.  The original cost of the Option was $1.5 million.  The
Company contracted to sell this Option and received $3.0 million on this contract. Thereafter the Option had been carried on the books of the Company at nil value for many years. UBC Corp. was merged into the Company in March 1996, after which time the Option became directly owned by the Company.

    In 1990, the Option was pledged as security for a $5 million loan, hereafter referred to as the "Option Loan," made to the Company by Alan N. Cohen, who was then President and a Director of the Company, Paul Milstein, who was then a Director of the Company, and Frankhill Associates, a limited partnership of which Andrew J. Frankel, who was then Chairman of the Board and a Director of the Company, is a general partner (collectively, in such capacity, the

"Option Lenders"). In the opinion of management, the terms of this transaction were no less favorable to the Company than the terms that could have been obtained from unaffiliated parties. The year 1990 was a period of substantial financial distress for the Company and no unaffiliated lender would have provided financing. The proceeds of this loan were used to repay demand bank indebtedness.

     The Option granted the Company the right to purchase the Property for approximately $3 million in cash and was exercisable only after the death of the later to die of two of the principals of the corporation that granted the Option. The second such death occurred in early 1995.

     Until January 1995, the Company had been under contract to sell the Option to an unrelated real estate developer, who had contracted to purchase the Option in 1984. The developer was unable to obtain financing to consummate the purchase; and, as a result, the Company terminated the contract. Upon termination of the contract, the Company attempted to sell the Option to various other parties. In addition, after the Company received notice that the 90-day period for exercise of the Option had commenced, the Company made contact with several brokers who were not able to identify a buyer. The Company's attempts to sell the Option did not result in any bona fide offer from a third party to purchase the Option.

     The Company's failure to exercise the Option and pay the purchase price for the Property would have resulted in an event of default under the Option Loan, which would have given the Option Lenders the right to exercise the Option on the Company's behalf and to declare the Option Loan immediately due and payable, including all sums advanced by the Option Lenders in exercising the Option. In addition, the Option Lenders would have had all of the remedies available to them under applicable law as secured lenders, including, without limitation, the public or private sale of the Property acquired by exercise of the Option.

     The Company did not have the cash required to exercise the Option, and it could not raise it through borrowing from unrelated parties or through the sale of assets other than the Option. However, under the terms of the Option Loan, the Company was obligated to exercise the Option. Accordingly, the Option was exercised in October 1995, and the Company purchased the property on May 8, 1996. In order to make the purchase, on May 7, 1996, the Company borrowed $3.3 million (the "Demand Loan") from the Option Lenders evidenced by a demand note and secured by a mortgage on the Property. The Demand Loan bore interest at 10% per annum. In the opinion of management, the terms of the Demand Loan were no less favorable to the Company than terms that could have been obtained from unaffiliated parties as the Demand Loan exceeded the purchase price for the property and the interest rate was commercially reasonable.

     Once it was learned that the Option had become exercisable, the Option Lenders expressed an interest in acquiring the Property in satisfaction of the amount outstanding on the Option Loan. In that event, the Company would no longer have been obligated with respect to the $3 million purchase price obligation due on the Option exercise or the $5.6 million due on the Option Loan.

     The Board of Directors of the Company met on October 5, 1995 to discuss the difficulties entailed in the Company's exercise of the Option, including the Company's lack of cash flow, diminished borrowing power, debt structure, and difficulties in raising funds through a private placement of Multi-Arc's common stock and subordinated debentures. In particular, the Company would have been required to not only pay the Option Price ($3.0 million) but also repay the Option Loan ($5.6 million). And at this time, Multi-Arc was being separately financed and was unable to assist in any financing. After discussion, an ad hoc special committee of the Board of Directors, whose members who were not Option Lenders (Messrs. Flood and Glickman), authorized the officers of the Company to engage an independent appraiser to conduct an appraisal of the Property, following which such Board members would seek to negotiate a transaction with the Option Lenders taking into account, in addition to the appraisal, all material circumstances relating to the Property, including, without limitation, the inability of the Company to raise sufficient funds required to exercise the Option, the time constraints within which the Company must exercise the Option, and the consequent probability that, without a sale to a related party, the Option would expire worthless.

    On November 21, 1995, the Company received a report from the independent appraiser it had retained which concluded that the range for the market value of the Property was between $9.9 million and $11.9 million (before deducting the $3 million that would have to be paid to exercise the Option), depending on the ultimate cost of complying with zoning restrictions and other costs that would be incurred in the development of the Property. The appraiser's conclusion was based on a number of assumptions, including the assumption that a sale would occur after a reasonable exposure in a competitive market under all conditions requisite for a fair sale, with the buyer and seller acting prudently, knowledgeably, for self-interest, and not under undue duress.

    On March 4, 1996, at a special meeting of the Board of Directors of the Company, appropriate officers of the Company were authorized and empowered to engage in negotiations with the Option Lenders to reach a definite agreement to sell the Option to them under terms and conditions that were outlined by the Board. Although the parties were unable to reach a definitive agreement prior to May 8, 1996, the Company continued to negotiate with affiliates of the Option Lenders for the sale of the Property to them; and, on July 10, 1996, the Company entered into a contract to sell the Property to FAM, LLC ("FAM"), a Delaware limited liability company owned by Frankhill Associates, the Alan N. Cohen Family Company, LLC, a Delaware limited liability company, of which Alan N. Cohen is manager, and Builtland Associates, a New York general partnership, of which Paul Milstein is a general partner. Builtland Associates is the managing director of FAM and, as such, controls its activities.

    On August 1, 1996, FAM purchased the Property for $9.1 million, paid for as follows:

         a) Cancellation of the principal balance of the Option Loan in the amount of $5,571,285 (after adjustment for a restructuring which occurred in
                1992) due to Frankhill Associates, the Alan N. Cohen Family Company, LLC, and Paul Milstein, and at closing held by FAM.

         b) Cancellation of the Demand Loan of $3.3 million due Frankhill Associates, the Alan N. Cohen
                Family Company, LLC, and Paul Milstein, and at closing held by FAM.

         c)     Cash payment to the Company of $228,715.

    In addition to the consideration outlined above, the Company was not required to pay unpaid interest of $283,000 on the Option Loan and Demand Loan. Also, the Company would have been entitled to additional consideration if, within one year from the date of sale to FAM, all or any portion of the Property had been further transferred to a bona fide third party or if FAM entered into an agreement to transfer all or any portion of the Property to a bona fide third party and such transfer ultimately occurs. In either of such events, the Company would have been entitled to 50% of the amount by which the "Net Proceeds" of the sale of all or any portion of the Property exceeded $10 million. In no event could such additional consideration have exceeded $3 million. No such resale event occurred during this one-year period.

    The Company reported a gain of approximately $6 million from the sale.

Management Changes and Relocation of Executive Office

    On August 31, 1996, the following management changes occurred:

         a) Andrew J. Frankel and Alan N. Cohen retired as officers of the Company. They continue to serve as members of the Board of Directors.

         b) Peter D. Flood, the President of Multi-Arc Inc., was elected Chairman of the Board, Chief Executive Officer, and President of Andal. (See "Executive Compensation - Employment Agreements," for a description of the Employment Agreement entered into with Mr. Flood.)

         c) Walter N. Kreil, Jr., Vice President and Chief Financial Officer of Multi-Arc Inc., was elected Senior Vice President and Chief Financial Officer of Andal and a member of the Board of Directors. (See "Executive Compensation - Employment Agreements," included elsewhere herein for a description of the Employment Agreement entered into with Mr. Kreil.)

    On August 31, 1996, Messrs. Andrew J. Frankel, then Chairman of the Board of Directors, and Alan N. Cohen, then President of the Company, retired pursuant to an agreement which provides that, in exchange for the issuance of 32,500 common shares of the Company to each of them, they jointly agreed to reimburse Andal for the lease obligation of Andal's former executive headquarters office in New York City and certain other costs of operation of that office, including the salary of Andal employees located there. The Company agreed to maintain, at its own expense, health and life insurance benefits on Andal's New York employees and to continue to pay the costs of letter of credit guarantees by Mr. Frankel and Mr. Cohen until September 29, 1998, at which time Andal will use its best efforts to replace the letters of credit with other security. The Company recorded a charge of $441,000 in connection with this Agreement. In September 1996, Andal's executive office records were moved to Multi-Arc's facilities in Rockaway, New Jersey, and that facility now serves as executive headquarters of the Company.


Retirement of Fleet Indebtedness

    On August 27, 1996, as a condition of a lender of Multi-Arc's agreeing to increase its banking line, Andal Corp. retired $1,404,000 of indebtedness owing to Frankhill Associates, Alan N. Cohen, and Paul Milstein in exchange for 45,000 shares of the Common Stock. Frankhill Associates and Messrs. Cohen and Milstein had purchased the indebtedness from the Fleet Bank in 1994. During the year, the Company had repaid $543,000 of the Fleet Debt in cash; and, at September 30, 1996, the balance of $96,000 was still owing to Peter D. Flood.

    As of September 30, 1996, Peter D. Flood owned $96,000 principal amount of the Fleet Indebtedness. Pursuant to the employment agreement between the Company and Mr. Flood, the Company has agreed to repay the indebtedness, plus interest at 8% per annum, as soon as the cash flow of the Company, in the reasonable discretion of the Board of Directors, permits. (See "Executive Compensation - Employment Agreements," included elsewhere herein for a description of the Employment Agreement entered into with Mr. Flood.)


Sale of Multi-Arc Stock and Multi-Arc Debentures to Management

    In December 1994, Andal sold, for $500,000, approximately 2-1/2% of the common stock of Multi-Arc to Multi-Arc's management, and Multi-Arc issued $500,000 of convertible subordinated debentures (convertible into 2% of Multi-Arc common stock) to such management. Both the sale of the common stock and the issuance of the debentures were funded through non-recourse loans made to its management by Multi-Arc using Multi-Arc's revolving credit facility with First Union National Bank. The management loans included $500,000 and $100,000, respectively, to Peter D. Flood and Walter N. Kreil, Jr. These loans bear interest at 8.35% and are repayable on December 15, 2004, or upon termination of employment. The loans are secured by common stock and debentures of Multi-Arc. The Notes evidencing these loans are pledged by Multi-Arc to First Union National Bank.


           COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3 and 4 furnished to the Company pursuant to Rule 16a-3(e) and written statements from directors and executive officers that no report on Form 5 is due, no reporting person failed to file reports required under Section 16(a) of the Securities and Exchange Act of 1934 with respect to the Company's securities.

                         PROPOSAL NO. 2

                    APPROVAL OF MULTI-ARC VOTE


General

     The Company owns shares of the common stock of Multi-Arc Inc., a Delaware corporation ("Multi-Arc"), constituting approximately 82% (after the expected exercise of outstanding options and conversion of Multi-Arc Debentures) of the outstanding common stock of Multi-Arc (the "Multi-Arc Shares"). These shares constitute the principal asset of the Company.

     The Company has by written consent voted the Multi-Arc Shares in favor of the merger of Multi-Arc with a subsidiary of Bernex Inc. ("Bernex") more fully described below (the "Merger") contingent upon approval of the shareholders of Andal. In substance, the transaction will constitute a sale of substantially all of the assets of the Company.


The Merger

    As of June 9, 1997, Andal entered into an Agreement and Plan of Merger by and among Bernex Inc., M-A Acquisition Corp. (a wholly-owned subsidiary of Bernex), Andal and Multi-Arc. The Agreement and Plan of Merger provides that, subject to approval of shareholders of Andal and to the satisfaction or waiver or certain other conditions (described in more detail below), M-A Acquisition Corp. shall merge with and into Multi-Arc. As a result of the Merger, Multi-Arc shall continue its existence as the surviving corporation under the name Multi-Arc Inc. and as a wholly-owned subsidiary of Bernex Inc., a Delaware corporation. At the Effective Time of the Merger (as defined below), each outstanding share of Multi-Arc shall be converted into the right to receive in cash an amount equal to the Merger Consideration (as defined below).

    Bernex is a wholly-owned United States subsidiary of Berna AG Olten, which in turn is a wholly-owned Swiss subsidiary of Saurer
AG, a publicly held Swiss corporation. Saurer AG is a multi-national conglomerate consisting of three core manufacturing groups: the Saurer Textile Group, the Transmissions Systems
Division and the Surface Metallurgy Division. Bernex Inc. is a member of the Surface Metallurgy Division which is also known in the market as the Berna Group. The companies of the Berna Group primarily manufacture bimetallic barrels and feed screws for injection molding and extrusion machines and CVD coating equipment under the brand names Bernex and Xaloy.

Effective Time of the Merger

    As soon as practicable after the Merger Agreement is approved and adopted by the requisite votes of the shareholders of Andal and all other conditions to the Agreement and Plan of Merger have been satisfied or waived, a certificate of Merger will be executed by M-A Acquisition Corp. and Multi-Arc and filed with the Secretary of State of Delaware in accordance with the law of Delaware. The Merger will become effective as of the time of the filing of such certificate of merger and such time and date are referred to herein as the "Effective Time of the Merger."

Merger Consideration

    At the Effective Time of the Merger, the holders of Multi-Arc Common Stock will receive (i) a cash payment equal to $292 for each share of Multi-Arc common stock less the amounts to be held in escrow as described below (the "Escrows") and (ii) the right to receive distributions from the Escrows upon termination of the Escrows (the "Merger Consideration"). All shares and rights in connection therewith, by virtue of the Merger and without any action on the part of the holders hereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing such shares or rights shall thereafter cease to have any rights with respect to such shares and rights, except the right to receive the Merger Consideration. The Company expects to receive gross proceeds at closing of approximately $24,500,000 from this transaction together with $1,000,000 from the exercise of Multi-Arc employee stock options.

Expense Escrow

     Pursuant to the Agreement and Plan of Merger, Multi-Arc has agreed that all of the expenses incurred by it or by Andal in carrying forward this transaction would be paid out of the Merger Consideration. Both Multi-Arc and Andal have, in fact, incurred substantial legal and accounting expenses and will incur other expenses in connection with the transaction, including the costs of this solicitation. To date only limited amounts of these expenses have been paid. To provide for payment of these expenses, an escrow will be established at closing in the amount of $750,000. All claims against this escrow amount must be filed within 90 days of the date of Closing of the Merger. Any amounts remaining in this escrow for which no claims have been made will be disbursed to shareholders of Multi-Arc (including Andal) pro rata as soon thereafter as practical. Any amounts paid from the expense escrows will be deducted in calculating the net gain on this transaction.


The Main Escrow

     An Escrow in the amount of 10% of the Purchase Price, that is to say $2,920,000 of which Andal's share is approximately $2,400,000, will be established at the Closing to secure the buyer against breaches of representations and warranties and the covenants made by Multi-Arc in connection with the Merger Agreement. The escrow may also be a source for payment of certain indemnifications for environmental and tax obligations.

     The Agreement provides for the indemnification of environmental, health and safety liabilities arising out of, or relating to, the ownership, operation or condition at any time prior to closing of the Company's facilities and liabilities arising from any hazardous materials or contaminates were ever present on the facilities or properties prior to Closing, as well as any hazardous materials or other contaminates that were generated, transported, stored, treated or released or otherwise handled by the Company. The indemnification covers bodily injury, property damage or other damage to any person arising or allegedly arising from any hazardous activity that was allegedly conducted with respect to the facilities of the Company prior to the closing or any release of hazardous materials or contaminants arising prior to the closing.

     The Agreement provides for the indemnification of all taxes payable by Multi-Arc or its subsidiaries arising from activities prior to the closing and all interest and penalties arising from such nonpayment. Tax indemnifications are to be reduced by any tax benefits and do not include any taxes which may become payable arising from the Buyer's determination to make a Section 338(h)(10) election.

     Andal believes that the representations and warranties made to the buyer are accurate. However, should they prove in some form to be inaccurate, and such an inaccuracy causes damage to the buyer, the buyer may have a claim over against the amounts held in escrow. Andal believes that all covenants will be complied with and that adequate reserves have been established for environmental and tax indemnification. Nevertheless, should the aggregate amounts of claims made by the buyer fail to exceed $700,000, then the buyer shall have no claim against the Main Escrow. The Troy Michigan Environmental Escrow Amount and the Andal Tax Escrow Account are not subject to this $700,000 of aggregate claim threshold (see below). Should the total amount of claims exceed $700,000, then only any such amount over $700,000 may become payable from the Escrow. By its terms, the Escrow terminates on March 31, 1999; however, it is possible that on such date there will be unresolved claims. A longer period of time may be required to fully resolve all disputes. That portion of the Escrow about which there is no dispute will be disbursed to shareholders of Multi-Arc (including Andal) as promptly as possible after March 31, 1999. The Company expects that the entire Main Escrow will become available to shareholders.

     A second function of the Main Escrow is to provide for a source for the payment of any Multi-Arc shareholders who exercise their appraisal rights and obtain an award in excess of the Merger Consideration. (These appraisal rights should be distinguished from the appraisal rights of Andal shareholders as described in this Proxy Statement.)

Troy Michigan Environmental Escrow Amount

     During the course of the buyer's due diligence, certain distressed vegetation was encountered along the property line of the Company's Troy Michigan facility. Multi-Arc is presently conducting an environmental survey to determine the cause of this distressed vegetation. The likely cause is contamination coming from an exhaust fan on the Company's premises. One of the gases exhausted is Titanium Tetrachloride, a substance recently added to a variety of lists of hazardous materials. An environmental survey reported titanium tetrachloride contaminants in the ground, but this survey now appears to be flawed and is being redone. The Company believes that the total cost of investigation and remediation of this problem will be less than $50,000; however, it is conceivable that it could be substantially more. The Company has determined that it is not reasonably possible for this environmental contingency to be material in future periods. Multi-Arc and Andal have agreed with the buyer that if, as of the time of Closing, this problem has not been completely remediated, an amount will be added to the Expense Escrow equal to the cost of remediation as estimated by the environment consultant for the buyer prior to closing. This amount will be a source for the payment of any further investigation and remediation expense as may prove necessary. If that amount should prove to be insufficient, then the buyer will be entitled to make a claim against the Main Escrow (without consideration of the minimum $700,000 amount) for full reimbursement. Should the Main Escrow prove insufficient, Andal has agreed to add such amount as may prove necessary to cure this insufficiency.

     Regardless, the amount initially escrowed for this purpose, the Company does not intend to re-solicit shareholder approval of this transaction.


Andal Tax Escrow Amount

     An escrow is established under the Merger Agreement in the amount of $955,000 which is to be funded entirely from the proceeds of sale payable to Andal. This is to indemnify the buyer against certain tax obligations to a taxing authority which have been assessed and which were contested by the Company and not paid. Some portion of the collection obligation may now be beyond the applicable statute of limitation. If prior to July 31, 2002 these tax claims have not been resolved entirely, Andal has agreed to pay $300,000 to the buyer. Under certain circumstances Andal is entitled to use monies escrowed in this account for payment of certain taxes. The Company has established reserves in its financial statements for this tax obligation and the Company has determined that it is not reasonably possible that the resolution of this contingency will have a material adverse impact upon income in future periods.


The Interest of Affiliates in the Merger Consideration

     All shareholders of Multi-Arc will receive the same consideration per share. Mr. Cohen and Mr. Frankel's interest in the merger consideration is entirely as major shareholders of Andal

Corp. Mr. Flood presently holds 1,316.25 shares of Multi-Arc common stock, holds $270,000 principal amount of Multi-Arc Debentures which he will convert at closing into 1,012.5 additional shares of Multi-Arc common stock and holds options to buy Incentive Stock Options to purchase 2,500 shares of Multi-Arc common stock, which he will exercise at closing. Mr. Kreil holds
243.75 shares of Multi-Arc common stock and $50,000 principal amount of the Multi-Arc Debentures which he will convert at closing into 187.5 shares of Multi-Arc common stock. He also holds options to purchase 500 shares of Multi-Arc common stock. The Multi-Arc Debentures are convertible at $266.67 per share and all of these stock options are exercisable at $205.13 per share. Mr. Flood and Mr. Kreil hold options to purchase 5,000 and 750 shares of Andal Common Stock convertible at $2.25 per share. As a result, Mr. Flood and Mr. Kreil will derive benefits from this transaction not enjoyed by other Andal shareholders.


Tax Consequences

     There will be no immediate tax consequences to Andal shareholders arising from this transaction.

     Andal will recognize a substantial gain as a result of this transaction; however, tax loss carryforwards are expected to substantially cover the amount of any gains so recognized. The buyer has reserved the right to make a Section 338(h)(10) Election which, in effect, permits the taxation of this transaction as if it had been a sale of assets by Multi-Arc. In such event, Andal may incur alternative minimum tax ("AMT") which will become payable notwithstanding the tax loss carryforwards. The buyer has agreed to indemnify and hold harmless Andal from any taxes payable arising from the Section 338(h)(10) Election.

     Any shareholder electing appraisal rights will, however, be subject to federal income taxation on gain realized in connection with the transaction.

     In the event that the shares have been held for more than 18 months, the gain will be taxed at a maximum rate of 20%. Any shares with a holding period of more than a year, but 18 months or less, will be taxed at the 28% rate. Generally, shareholders should be able to offset capital losses realized on the sale of the shares against capital gains realized during the taxable period. Deductibility of capital losses in excess of capital gains may be subject to limitation.

     The Registrant has not sought the opinion of counsel in connection with this transaction to evaluate the tax consequences to shareholders.

     In the event that the Company subsequently were to liquidate or its shareholders were to exchange their interest in the Company in a going private transaction, the tax consequences to shareholders would depend upon the tax laws in effect at that time, and the nature of the transaction. If such transactions took the form solely of a distribution of cash and the present tax laws were in effect, then the tax consequences to a shareholder would be similar to the effect upon shareholders electing appraisal rights (see above).


Regulatory Requirements and the Conditions of Closing

    Prior to the closing, the Company was required to obtain a No-Action Letter from the New Jersey Department of Environmental Protection pursuant to the Industrial Site Recovery Act ("ISRA"), which letter has been obtained. In addition, the parties to the Agreement and Plan of Merger had to obtain clearance from the United States Justice Department pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act ("HSR"), which clearance has been obtained. Mr. Flood and Mr. Kreil are required to execute new Employment Agreements at closing and such agreements have been negotiated and initialed. Certain landlord consents are required as well as the consent of Multi-Arc's principal financial lender. Also, the closing of the Merger is subject to the condition that 90% of Multi-Arc's outstanding 6% Convertible Subordinated Debentures due 2004 are converted and the remainder redeemed. At present it does not appear that this conversion condition will be met. The Company is negotiating with the buyer for waiver of this condition. Approval of the Merger by Andal's shareholders at the Annual Meeting and compliance with the proxy rules of the Securities and Exchange Commission ("SEC") is also required. Andal is currently unaware of any other federal or state regulatory requirements, consents, or approvals required to be obtained in order to consummate the Merger.


Effect of the Merger on Officers and Directors of the Company

    At the conclusion of the Merger, Peter D. Flood and Walter N. Kreil, Jr. shall continue as Chief Executive Officer and as Vice President and Chief Financial Officer of Multi-Arc respectively. Messrs. Flood and Kreil will resign as directors, officers or employees of Andal, but Andal anticipates that Messrs. Flood and Kreil may provide consulting services to Andal from time to time. Mr. Flood will hold after the conversion of Multi-Arc Debentures 2,328.75 shares of Multi-Arc common stock and Mr. Kreil will hold after the conversion of Multi-Arc Debentures 431.25 shares of Multi-Arc common stock. In addition, each holds options exercisable at $205.13 to buy respectively 2,500 and 500 shares of Multi-Arc common stock. Mr. Flood and Mr. Kreil will receive cash severance and termination benefits from Andal in the amounts of $1,120,000 and $465,000 respectively. Mr. Flood and Mr. Kreil hold options to purchase 5,000 and 750 shares of Andal Common Stock convertible at $2.25 per share. As a result, Mr. Flood and Mr. Kreil will derive benefits from this transaction not enjoyed by other Andal shareholders.


Effect of the Merger on Andal

    Upon the consummation of the Merger, Andal will receive gross proceeds of approximately $24,500,000. Approximately $4,000,000 will be placed into the Escrows. In addition, Andal will receive approximately $1,000,000 upon the exercise of employee stock options. From the remainder, Andal will repay an intercompany loan in the approximate amount of $1,300,000 and make payments to officers and employees for severance and termination of approximately $2,300,000. Thus, Andal will derive net cash immediately from the transaction of approximately $17,500,000. Andal expects to receive from the various escrows approximately $3,100,000 in the future, assuming full receipt of the Main Escrow, full exhaustion of the Expense Escrow and full receipt less $300,000 of the Andal Tax Escrow. Andal anticipates a gain on this transaction of approximately $9.1 million before possible future receipt of escrowed amounts. The gain on the transfer, reflecting transfer proceeds of $24.5 million, plus proceeds of $1.0 million from the exercise of Multi-Arc stock options, less related expenses of $2.4 million, escrows of $4.1 million less accumulation of Alternate Minimum Tax of $170,000 and recognition of deferred income of $540,000 and less the Company's basis of $10.4 million.

     Notwithstanding the fact that Mr. Flood and Mr. Kreil are expected to continue as employees of Multi-Arc after this transaction, their status will have substantially changed. They will become subordinate employees in a much larger organization. To provide an incentive to them and other officers of Multi-Arc to complete this transaction, the Board of Directors has adopted a severance plan. The total amount payable as severance to Mr. Flood is $1,120,000. The total amount payable to Mr. Kreil is $465,000, the total payable to all other officers of the Company is $552,000.

     Tax and securities laws make it impractical and prohibitively expensive for Andal to hold such cash and continue as a public company indefinitely. Andal has not determined what action it will take after the Merger. Among the future actions Andal may consider are: (i) investing in another business or businesses; (ii) ceasing to be a company reporting under the Securities Exchange Act of 1934, as amended though a partial cash-out merger transaction (i.e., a "going private" transaction"); or (iii) a liquidation of Andal. It is anticipated that any such "going private" transaction would require the dissemination of a disclosure document pursuant to Rule 13d-4 and a liquidation would require the approval of shareholders under the New York law. Andal has made no decisions to date with respect to its future plans.


Recommendation by Special Negotiating Committee

     The Merger was negotiated by a Special Negotiating Committee consisting of Mr. Frankel and Mr. Cohen, two of the four directors of the Company, who own collectively with their associates approximately 46.5% of the Company's outstanding shares. The Board of Directors took this step as it recognized that Mr. Flood and Mr. Kreil would likely continue in the employ of Multi-Arc after any sale. The Special Negotiating Committee obtained special counsel to assist it in negotiating this transaction on behalf of all shareholders. As this is a cash transaction, the focus of the negotiations was on the price and the various escrows to be established to protect the buyer. The terms agreed to were substantially what had been initially proposed by the buyer, but the Committee through negotiation obtained a substantial threshold before claims can be made upon the Main Escrow (except for claims concerning the Troy Michigan Escrow Amount). The buyer conducted substantial due diligence. Both the Troy Michigan and Andal Tax Escrow Amounts are a result of this due diligence. The Special Negotiating Committee reached a conclusion that this transaction is fair and in the best interests of all shareholders because of the price offered and the opportunity for greater liquidity for shareholders which may exist in the future. No fairness opinion was sought as the Committee members lead two groups of shareholders of Andal who hold almost half of the Common Stock and the cost of the opinion would reduce the net purchase of the transaction. Based upon the recommendation of the Special Committee, the entire Board of Directors has recommended this transaction to shareholders for their approval.


Reasons for the Merger

     Until recently Andal has had a negative book value. The negative book value arose out of the Company's unsuccessful real estate activities undertaken in the late 1970's. Andal did, however, have two assets. The first, and most important, was the business of Multi-Arc. This business was growing and expanding and required additional capital. Andal was not in a financial position to provide Multi-Arc with additional financial resources. This led to shareholder approval in 1994 of the transfer of the business of Multi-Arc to a then wholly-owned
subsidiary.   This subsidiary, Multi-Arc Inc., was able to raise
equity capital and borrow upon its own financial resources and prospects.

     Andal's second major asset was an option to purchase real estate, of uncertain value for many years, and uncertain as to when it would become exercisable. This option was recently exercised and the underlying real estate was sold. (See "Certain Relationships and Related Transactions.") As a result of this transaction, the Company was able to repay most of its own indebtedness. Some time after this transaction had been completed, Mr. Frankel and Mr. Cohen retired from their positions as officers with Andal and turned day-to-day management over to Mr. Flood and Mr. Kreil, the principal officers of Multi-Arc.

     Since 1994, Multi-Arc's business has continued to grow and prosper, but it also has continued to require additional capital. Andal's Common Stock has not been trading and thus has not been a source of capital. The Common Stock has also not been a source of liquidity for shareholders. The Board of Directors has sought means to find liquidity for shareholders.

     The principal business of Multi-Arc is the application of thin-film coatings to metal working tools of its customers using physical vapor deposition techniques ("PVD") and, to a limited extent, chemical vapor deposition technologies ("CVD"). Multi-Arc also manufactures and sells a limited number of PVD coating machines to third parties. Berna AG Olten's business includes the manufacture and sale of bimetallic barrels and feed screws and CVD coating equipment. Andal believes that Multi-Arc's customers will be better served if the operations of the two companies are combined, and that Berna AG Olten is one of only a handful of companies for which the acquisition of Multi-Arc Inc. would create synergistic value.

     Andal believes that the resulting value of this combination has led Saurer AG to make an offer to buy Multi-Arc for cash which the Board of Directors of Andal believes is very attractive.


Effect of Failure to Approve the Multi-Arc Vote

    Were the holders of Andal Common Stock to fail to approve the Multi-Arc Vote by a two-thirds majority, Andal would not vote its Multi-Arc Shares for approval of the Merger and the Merger would not be consummated. However, three groups respectively led by Mr. Frankel, Mr. Cohen and Mr. Milstein (see "Certain Beneficial Owners") who collectively hold over 69% of the Common Stock, a sufficient number of shares to approve this transaction. These shareholders have already agreed to vote their shares for the approval of this transaction.


Rights of Dissenting Shareholders

    Section 910 of the NYBCL provides that shareholders who comply with the requirements of Section 623 of the NYBCL are entitled to certain dissenters' rights in connection with any merger or share exchange, sale, exchange or other disposition of all or substantially all of the assets of a New York corporation and in connection with certain reclassifications and other transactions which may adversely affect the rights or preferences of shareholders. Because the Multi-Arc Shares constitute the principal asset of Andal, these procedures are applicable to holders of the Company's Common Stock in connection with the Multi-Arc Vote.

    The following is a summary of the statutory procedure to be followed by a holder of Andal Common Stock in order to dissent from the Multi-Arc Vote and enforce his right to receive payment for his shares of Andal Common Stock (known as "appraisal rights") if the Merger is approved and consummated. Section 623 in its entirety is appended as an exhibit.

    Any Andal shareholder electing to exercise dissenters' rights with respect to the Multi-Arc Vote must deliver to Andal before the Annual Meeting, or at such Annual Meeting but before the vote on the Multi-Arc Vote is taken, a written objection to the Multi-Arc Vote which shall include (i) a notice of such shareholder's election to dissent, (ii) such shareholder's name and residence address, (iii) the number of shares as to which such shareholder dissents, and (iv) a demand for payment of the fair value of such shareholder's Andal Common Stock if the Merger is consummated.
This written objection must be in addition to and separate from any proxy or vote against the Multi-Arc Vote. ANY SHAREHOLDER
WHO ELECTS TO EXERCISE DISSENTERS' RIGHTS MUST NOT VOTE IN FAVOR
OF THE MULTI-ARC VOTE. Because a proxy card left blank will, unless revoked, be voted FOR the Multi-Arc Vote, in order to be assured that such shareholder's Andal Common Stock is not voted in favor of the Multi-Arc

Vote, a shareholder electing to exercise dissenters' rights who votes by proxy must not leave the proxy card blank but must (i) vote AGAINST the Multi-Arc Vote or (ii) ABSTAIN from voting for or against the Multi-Arc Vote. Neither a vote against the Multi-Arc Vote nor a proxy card directing such vote nor an abstention will satisfy the additional requirement that a written objection to the transaction be delivered to Andal before the vote upon the Multi-Arc Vote.

    Within ten days after date on which the shareholders' vote authorizing such action is taken, Andal will give written notice of such authorization by registered mail to each shareholder who filed written objection, except any shareholder who voted for the Multi-Arc Vote.

    A shareholder may not dissent as to less than all of the shares as to which the shareholder has a right to dissent. Only a holder of record of Andal Common Stock is entitled to assert appraisal rights for Andal Common Stock registered in that holder's name. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the fiduciary should execute the demand and should state his fiduciary title by his signature. If the shares are owned of record by two or more persons, the demand should be executed in a manner consistent with the voting or non-voting of such shares. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner. A record holder, such as a broker, who holds Andal Common Stock as nominee for the beneficial owner may exercise his appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights for other beneficial owners. In such case, the written demand should set forth the number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares outstanding in the name of the record owner on the books of Andal.

    Upon consummation of the Merger, each dissenting shareholder shall cease to have any of the rights of a shareholder and will not have any interest in Andal. Such shareholder would have the right to be paid the fair value of the shares and any other rights provided by Section 623 of the NYBCL. A notice of election to dissent may be withdrawn by the shareholder at any time prior to his written acceptance of an offer by Andal to pay the shareholder a specified price which Andal considers to be the fair value of Andal Common Stock owned by such shareholder. In no case can the shareholder revoke his election to dissent later than sixty days after the consummation of the Merger. If a notice of election to dissent is withdrawn, or if a court shall determine that the shareholder is not entitled to receive payment for the shares, the shareholder shall be reinstated to all his rights as a shareholder as of the consummation of the Merger.

    At the time of filing the notice of election to dissent or within one month thereafter, the dissenting shareholder represented by certificates shall submit the certificates representing his shares to Andal or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election to dissent has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any dissenting shareholder represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of Andal exercised by written notice within forty-five days from the date of filing of such notice of election to dissent, lose the dissenters' rights unless a court, for good cause shown, shall otherwise direct.

    Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting shareholder of the shares and a transferee shall acquire no rights in Andal except those which the original dissenting shareholder had at the time of the transfer.

    Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the Merger is consummated, whichever is later (but in no case later than ninety days from the meeting date), Andal shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which Andal considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the Merger has been consummated, such offer shall also be accompanied by (i) advance payment to each such shareholder who has submitted his share certificates to Andal, as provided above, of an amount equal to eighty percent of the amount of such offer, or (ii) as to each shareholder who has not yet submitted his share certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by Andal promptly upon submission of his share certificates. If the Merger has not yet been consummated at the time of making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto upon consummation of the Merger. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the Merger has not been consummated upon the expiration of the ninety-day period after the shareholders' meeting, the offer will be conditioned upon the consummation of the Merger. Such offer will be made at the same price per share to all dissenting shareholders. If within thirty days after the making of such offer, Andal and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the Merger, whichever is later, upon the surrender of the share certificates.

    If Andal fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for such shares, Andal is required to and intends to, within twenty days after the expiration of the latter of the two aforementioned periods, institute a special proceeding in New York State Supreme Court to determine the rights of dissenting shareholders who have perfected their rights and to fix the fair value of their shares. All such dissenting shareholders will receive notice of the institution of this proceeding. If Andal fails to institute such a proceeding within such period of twenty days, any dissenting shareholder may institute such a proceeding for the same purpose not later than thirty days after the expiration of such twenty-day period. If such proceeding is not instituted within such thirty-day period, all dissenters' rights shall be lost unless the Court, for good cause shown, shall otherwise direct. The Court shall fix the value of the shares at fair value as of the close of business on the day prior to the shareholders' approval of the Multi-Arc Vote. Such fair value may exceed or be less than what Andal shareholders would receive in the transaction. In fixing the fair value, the Court shall consider the nature of the Merger and its effects on Andal and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The Court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. The final order in the proceeding shall be entered against Andal in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined. Within sixty days after final determination of the proceeding, Andal shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the share certificates.

               THE BOARD OF DIRECTORS RECOMMENDS
           A VOTE FOR APPROVAL OF THE MULTI-ARC VOTE.

               INFORMATION CONCERNING THE COMPANY

BUSINESS

     Andal Corp. (the "Company" or "Andal"), through its Multi-Arc Inc. subsidiary ("Multi-Arc"), is engaged in surface enhancement. This is the utilization of advanced technologies to apply thin-film coatings of various metals, metal compounds, and other materials to base materials to enhance their hardness, wear and corrosion resistance, lubricity, and appearance. Multi-Arc owns and operates nine coating centers in the United States, one in Canada, and one in England, and has royalty or equity interests in or to which it licenses technology through the ION BOND Network, in 25 coating centers in Europe, Japan, India, Korea, Taiwan, Singapore, and Argentina. These centers offer coating services on a fee basis to manufacturers and end-users of industrial tools, components, and other products. Multi-Arc also engages in the design, manufacture, assembly, and sale of proprietary coating equipment systems to manufacturers and large volume end-users of tools, consumer products, and other products that benefit from surface enhancement, as well as to its own joint venture coating centers. See Note 20 of the Notes to Consolidated Financial Statements included elsewhere in this Proxy Statement for certain information regarding revenues, operating profit and identifiable assets, and other information about foreign operations of the Company for each of the three years in the period ended September 30, 1996.

     In October 1995, Multi-Arc (UK) Ltd., a wholly-owned subsidiary of Multi-Arc, acquired a 33% interest in Multi-Arc Eifeler Beschichtungs Gmbh ("Austria") in exchange for $49,000 in cash and guarantees of certain of Austria's bank debt of $360,000. In July 1996, Multi-Arc opened a wholly-owned coating center in Columbus, Ohio. In October 1996, Multi-Arc (UK) Ltd. acquired a 33% interest in Preci-Coat S. A., a Switzerland joint venture, for $420,000 in cash and bank guarantees of $1.6 million.

SURFACE ENHANCEMENT

     Surface enhancement is the exploitation of a variety of technological processes to produce new or changed surface properties of materials by the deposition of thin films only microns thick (a micron is one millionth of a meter).

     The electric arc technology utilized by Multi-Arc in its Physical Vapor Deposition ("PVD") process (ION BOND) was originally developed in the Soviet Union, and Multi-Arc acquired a patent and know-how license from the U.S.S.R. in 1979.
Multi-Arc also employs a Chemical Vapor Deposition ("CVD") process.

     Multi-Arc first introduced the ION BOND process on a commercial basis in the United States in 1981 and has continually improved and enhanced the original technology. Initially, the principal application of the ION BOND process was the coating of metal cutting tools, such as drills, used in metal- working industries to increase the useful life and productivity of such tools. Subsequently, Multi-Arc has been successful in developing additional commercial applications for its processes, including the coating of metal forming tools, such as dies, molds and punches, jewelry, carbide inserts, plastic injection molds and screws, and medical instruments and implants. Multi-Arc has also effected improvements in CVD technology which it employs for the coating of steel and carbide materials.

     In 1995, Multi-Arc formed the TETRABOND division to commercialize its amorphous diamond films for use in cutting tools, computer hardware, medical instruments, and decorative and industrial wear component applications.

     Multi-Arc derives revenues from (i) the 11 coating centers owned and operated by Multi-Arc located in the United States, Canada, and England, and the 25 coating centers in which it has varying royalty or equity interests or to which it licenses technology located in Europe, Japan, India, Korea, Taiwan, Singapore, and Argentina, all of which coating centers perform coating services on a fee basis; (ii) the design, manufacture, assembly, and sale of proprietary coating equipment systems to coating centers and to manufacturers of, and large volume end-users of, tools and other industrial products, such as component parts requiring a high degree of wear resistance; (iii) royalties paid by system purchasers for licenses to use the coating technology which the systems employ; and (iv) research and development contracts.

     Sales and Marketing

     Multi-Arc's coating systems and services are marketed throughout the United States by its own sales personnel, through independent sales representatives, through the use of direct marketing catalogues, and the display of its products at trade shows. Sales personnel at each of the coating centers are involved in marketing the services performed at such centers.

     Competition

     There are several manufacturers in the United States, Europe, and Japan which produce coating equipment utilizing a PVD process, and Multi-Arc anticipates that additional PVD technologies will be developed as the surface enhancement industry develops. Moreover, there are numerous manufacturers of CVD equipment which compete with the CVD systems manufactured by Multi-Arc, as well as with its PVD systems in certain applications. There are also several technologies other than the PVD and CVD processes, some of which involve surface enhancement, which are currently being used by numerous other firms to extend the useful lives and productivity of metal-cutting tools and other items.

     Although there are several companies which operate coating centers in the United States that utilize PVD or CVD technology, only one is a significant national and international competitor of the Company. The Company also competes with numerous coating centers in the United States that employ technologies other than PVD and CVD.

     Multi-Arc competes in the manufacture of coating systems primarily on the basis of quality and technical innovation, as well as price. In the operating of coating centers, quality, price, and service are the principal competitive factors.

     Backlog

     The approximate dollar amount of Multi-Arc's backlog of coating systems, ancillary equipment, and coating services orders at September 30, 1996 and 1995 was $896,000 and $390,000,
respectively. The Company believes that all of its backlog orders at September 30, 1996 will be shipped within the Company's current fiscal year.

     Patents and Trademarks

     Multi-Arc has been issued a number of patents. Although the Company considers these patent rights to be significant, it believes that Multi-Arc's competitive position and its continued operations are more dependent on its technical knowledge, its processes, and its research and development programs than on patent protection. The Company intends to continue to apply for patent protection with respect to new inventions in order to protect its competitive position. Multi-Arc has registered several trademarks, the principal ones being "Multi-Arc," "TETRABOND," and "ION BOND." Although these trademarks afford Multi-Arc a degree of recognition in the industry and are valuable assets, the Company does not regard them as material to its overall business.

     Research and Development

     Multi-Arc is engaged in ongoing research and development in connection with new and existing products. Research and development expenditures have been expensed as incurred and amounted to $1,426,000, $1,628,000, and $1,400,000 for fiscal
1996, 1995, and 1994, respectively. In addition, the Company has research and development agreements with several licensees pursuant to which each company makes known to the others the results of research undertaken by it in the field of surface enhancement.

     Environmental Considerations

     Compliance with federal, state, and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, is not expected to have a material effect on the Company's capital expenditures, earnings, or competitive position.

     Employees

     As of September 30, 1996, Multi-Arc employed approximately
360 persons, none of whom are covered by collective bargaining agreements. Multi-Arc believes that its relationship with its employees is good.





       MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED
                       STOCKHOLDER MATTERS

     The Common Stock was delisted from the American Stock Exchange in October 1992. During the period from November 1992 until September 1995, the Common Stock was quoted on the NASD Electronic Bulletin Board by a market maker. Subsequent to September 1995, the Common Stock has not been quoted on the NASD Bulletin Board or on any other established public market. During the period that the Common Stock was quoted on the NASD Bulletin Board, transactions in and quotations of the stock were limited and sporadic and, in the Company's opinion, did not constitute an established public trading market. There has been no listing of or quotations for the Common Stock during the fiscal year ended September 30, 1996 and through to the date of this Proxy Statement. The following table sets forth the range of high and low bid prices per share of the Common Stock as reported by the NASD Bulletin Board during fiscal 1995. Such quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily represent actual prices.

                                                BID PRICES
          FISCAL 1995                       High           Low

          First Quarter                    $2.50          $2.00
          Second Quarter                   $2.25          $2.25
          Third Quarter                    $2.25          $2.25
          Fourth Quarter                   $2.25          $2.25


     As of June 13, 1997, the number of registered holders of the Company's Common Stock was 1,350.

     The Company has never paid a cash dividend on its Common
Stock.

              MANAGEMENT'S DISCUSSION AND ANALYSIS
       OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Results of Operations

     1996 vs. 1995

     A summary of information relating to certain foreign operations for the three fiscal years ended September 30, 1996 is provided in Note 20. All note references in this discussion and analysis are to the Notes to Consolidated Financial Statements included elsewhere in this Proxy Statement.

     Andal's consolidated operating revenues, entirely attributable to Multi-Arc, for the year ended September 30, 1996 were $31.6 million compared with $30.4 million in 1995. The increase was the result of higher coating services revenues of approximately $2.7 million or 10%, but was partially offset by a decrease in equipment sales of $1.6 million. Coating services revenues benefitted particularly from an increase of $580,000, or 16%, in the United Kingdom, which reflected better economic conditions and significantly improved market penetration. The increase in coating service revenues in the United States was a result of moderately better economic conditions. Equipment sales revenues were down because of decreased demand. Royalty and commission income increased $131,000 from the prior year, which reflects higher commissions on equipment sales in Japan. Equity in foreign joint ventures provided income of $104,000 in 1996 compared with $53,000 in 1995. The 1996 amount includes income from Multi-Arc India Ltd. ("India") of $147,000, offset by a loss from Multi-Arc's Singapore joint venture of $43,000.

     Income from continuing operations was $8.2 million in 1996 compared with $879,000 in 1995. The principal reason for the improvement was a $6.0 million gain on the sale of the 61st Street property (see Note 2) and a tax benefit of $2.2 million (see Note 17).

     Operating profits of Multi-Arc increased $744,000 in 1996. The improved operating income in the coating service business of $1.1 million was due to gross profits from the higher revenue offset in part by start-up costs of a new service center in Columbus, Ohio. The lower operating profits from equipment sales of approximately $492,000 was due to lower demand for equipment. Operating profits were adversely affected by higher depreciation expense of $193,000 from recent capital spending which was offset by lower research and development costs of $202,000. Equity in earnings of foreign joint ventures rose $51,000 over prior year. Operating profit was favorably affected by $131,000 of higher royalty and commission income.

     Selling, general, and administrative expenses rose $1.6 million from the prior year. Approximately $1.0 million of the increase related to both higher personnel and travel costs at

Multi-Arc due to continued expansion of its selling and marketing efforts and international activities. Andal's general corporate expenses increased $621,000 due primarily to retirement costs of $441,000 (see Note 3) representing the estimated present value of the future costs associated with the Retirement Agreement, including health and life insurance and letter of credit fees and accruals for management signing bonuses of $300,000, offset by lower New York office expenses.

     Investment income for 1996 includes recognition of $232,000 of deferred income on the collection of notes related to the sale of a minority interest in Multi-Arc (see Note 4) and $42,000 of interest income on said notes, offset by a writedown of $143,000 of the Company's investment in Integrated Brands Inc. ("Integrated") (see Note 7).

     Interest expense for 1996 was $1.7 million compared with $1.8 million in 1995. The decrease was a function primarily of lower debt levels.

     Operating revenues and operating income attributable to foreign operations rose $831,000 and $438,000, respectively, over 1995, principally as a result of a continued substantial improvement in operations in the United Kingdom.

     For information concerning the provision for income taxes, as well as information regarding differences between effective tax rates and statutory rates, see Note 17 of the Notes to Consolidated Financial Statements.

     1995 vs. 1994

     Andal's consolidated revenues, entirely attributable to Multi-Arc, for the year ended September 30, 1995 were $30.4 million compared with $27.1 million in 1994. The increase was the result of both higher coating services revenues of approximately $1.9 million or 8% and higher revenues from equipment sales of $1.4 million. Coating services revenues benefitted particularly from an increase of $830,000 or 29% in the United Kingdom which reflected better economic conditions and significantly improved market penetration. Coating service revenues in the United States rose as a result of moderately better economic conditions. Equipment sales revenues were up because of increased system deliveries with sales in the United States, Taiwan, and India. Royalty and commission income decreased $106,000 from the prior year which reflects the final effects of Multi-Arc's restructuring of its European licensee arrangements. Equity in foreign joint ventures provided income of $53,000 in 1995 compared with a loss of $16,000 in 1994. The 1995 amount includes income from Multi-Arc India Ltd. ("India") of $163,000 offset by a loss from Multi-Arc's Singapore joint venture of $110,000. Earnings in India are up as a result of increased demand for decorative products.

     Income (loss) from continuing operations was $879,000 in 1995 compared with $(771,000) in 1994.

     Operating profits of Multi-Arc increased $1.4 million in 1995 which is attributable to an increase in coating services operating revenues which contributed $1.1 million in additional operating profits, principally from Multi-Arc (UK) Ltd. The improved operating income in the coating services business is the direct result of higher volume, slightly improved margins, and lower depreciation expense. Operating profits from equipment sales rose approximately $570,000 due to higher sales and consistent margins with the prior year. Equity in earnings of foreign affiliates rose $69,000 over the prior year entirely due to improved results in India. Operating profit was adversely effected by the lower royalty and commission income and increased spending of $228,000 on research and development.

     Selling, general, and administrative expenses rose $767,000 from the prior year. Approximately $582,000 of the increase related to higher personnel costs at Multi-Arc due to expansion of its selling and marketing efforts. Multi-Arc's administrative costs also increased $421,000 due to additional personnel, higher volume, and higher incentive compensation expense related to higher profitability. Andal's general corporate expenses declined $436,000 as the result of lower rent, depreciation, insurance, and legal costs, principally related to the prior year's financial restructuring.

     During 1995, the Company sold approximately 7.4% of its interest in Multi-Arc to management, foreign licensees, and other investors for cash and notes and recognized a gain of $348,000 on the transaction (see Note 4). In addition to this gain, a gain of $396,000 related to the portion of this sale to management has been deferred as the sales were financed by non-recourse loans. Another $452,0000 of gain has been deferred relating to sales made to foreign investors with deferred payment arrangements.
The minority interest in net income of Multi-Arc resulted in a first-time charge of $152,000 for 1995.

     In November 1994, Multi-Arc India Ltd. completed an initial public offering on the Bombay stock exchange which reduced Multi-Arc's interest in Multi-Arc India Ltd. from 40% to 21%; and the Company recorded a pretax gain of $85,000 on this transaction (see Note 5). Investment and other income increased to $37,000 from a loss of $756,000 in 1994. The 1994 amount was adversely impacted by the loss of $766,000 on the sale of a substantial portion of the Company's interest in Integrated's stock (see Note
7).

     Interest expense for 1995 was $1.8 million compared with $1.6 million in 1994. The increase was a function primarily of higher interest rates. Although debt levels have increased from the prior year, such increase principally occurred in the fourth quarter.

     Operating revenues and operating income attributable to foreign operations rose $1.0 million and $494,000, respectively, over 1994 principally as a result of a substantial improvement in operations in the United Kingdom.

For the Three and Nine Months Ended June 30, 1997

     Consolidated operating revenues of $9.1 million and $26.2 million, respectively, for the three months and nine months ended June 30, 1997 were $1.2 million and $3.0 million, or 15% and 13% higher than the revenue for the comparable periods of the prior year. Revenues from the Company's coating services business rose $1.6 million, or 7% in the nine month period over the prior year, due to continued penetration of the Company's served markets, with particular strength in the industrial tool sector.
Equipment sales increased $1.4 million due to the delivery of three coating systems in the current year, compared with one small system in the prior year, and increased spare parts sales.

     Income from continuing operations before income taxes was $416,000 and $1.4 million, respectively, for the three months and nine months ended June 30, 1997, compared with $203,000 and $408,000 in the comparable periods of the prior year. Income from operations for the nine months ended June 30, 1997 increased $614,000 over the prior year, due to increased gross profits from the higher revenues, offset in part by costs from having opened a coating service center in Columbus, Ohio in July 1996. This latter factor, together with relatively higher equipment sales in the current year, account for lower gross margin percentages. Depreciation expense increased from the prior year which reflects the recent increased levels of capital spending. Selling, general and administrative expenses have increased slightly from the prior year, as the final effects of Multi-Arc's field sales force and sales management augmentation were substantially offset by savings from having ceased the Company's New York office operations.

     Interest expense for the three months and nine months ended June 30, 1997 declined from the prior year which reflects significantly lower debt levels as a result of the cancellations of UBC Lender debt in connection with the Company's sale of a parcel of real estate in New York City and the retirement of Fleet Assignee debt in exchange for common stock in August 1996.


     EFFECTS OF INFLATION

     Inflation has a minimal effect on Andal's operations.


     LIQUIDITY AND CAPITAL RESOURCES

     For the year ended September 30, 1996.

     Cash decreased $298,000 during 1996 as cash provided by operating activities of $2.4 million and financing activities of $277,000 was offset by cash used in investing activities of $2.9 million. Operating cash flows resulted primarily from the Company's income from continuing operations before income taxes for the year ($5.9 million), net depreciation and amortization ($2.0 million), a write-down of the Company's investment in Integrated Brands, Inc. ($143,000), and the gain on the sale of the 61st Street Property ($6.0 million). The cash flow from operations and the net cash flow from financing activities which resulted primarily from the refinancing of and additional borrowings under the Company's debt agreements with First Union National Bank (see Note 12), were used principally to fund the Company's continued capital expenditure program and its investments in foreign joint ventures. Such expenditures and investments were approximately $3.6 million in 1996 and $3.2 million in 1995 and are expected to continue at a comparable level in 1997.

     The Company had a working capital deficit of $2.3 million at September 30, 1996 as compared with a working capital deficit of $1.0 million at September 30, 1995. The increase in the working capital deficit is due principally to the reclassification of the outstanding obligation of the 5 1/2% convertible debentures to current liabilities, as the debentures mature in September 1997.

     Pursuant to the loan agreement with First Union National Bank, the amount of dividends and loans that may be made from Multi-Arc to Andal in 1997 is restricted to $300,000. In addition, the Company anticipates collections on notes receivable of $300,000 and possible construction claims collections. Due to the corporate restructuring associated with the Retirement Agreement described in Note 3, the resulting reduction in costs associated with maintenance of the Company's former New York office, and the reduction in interest costs related to the retirement of shareholder debt, the cash requirements of Andal for 1997 are not expected to exceed $425,000.

     At September 30, 1996, the Company had $4.0 million in additional borrowing capacity under Multi-Arc's Revolving Credit Facility. Based on eligible receivables and inventories at that date, $2.1 million was available to fund working capital requirements. Additionally, the Company had an unused line of credit of $1.5 million which may be used for the purchase of new or used equipment.


For the Three and Nine Months Ended June 30, 1997

     Cash increased $126,000 during the nine months ended June 30, 1997 as cash provided by operating activities of $2.1 million and cash provided by financing activities of $2.2 million were offset by cash used by investing activities of $4.2 million.

     Cash flow provided by operating activities of $2,105,000 compared with cash provided of $1,647,000 in the comparable period for the prior year. The increase was principally due to higher income from continuing operations offset in part by increased receivables related directly to machine deliveries in June 1997. Increased levels of accounts payable financed growth in inventory which is also due to a higher level of activity in the Equipment Division. The Company's operating results continue to reflect a very high level of depreciation expense.

     Cash provided by financing activities additional borrowings of $2.0 million from Multi-Arc's revolving credit facility and $1.2 million from an equipment line of credit, each with First Union National Bank, principally to finance capital expenditures, offset by scheduled repayments of $1.0 million of long term debt, also to First Union.

     Cash used by investing activities includes $3.9 million for capital expenditures of the Multi-Arc business, principally for capacity expansion. In addition, in October 1996, Multi-Arc (UK) Ltd. acquired a 33% interest in Preci-Coat S.A., a joint venture in Switzerland, for $399,000 in cash and bank guarantees of $1.6 million.

     On July 31, 1997, Multi-Arc redeemed the 5 1/2% convertible subordinated debentures due September 15, 1997. Funding for this redemption was provided by a time loan received from First Union National Bank. This time loan is repayable in full on the earlier of October 30, 1997 or the date of the consummation of the acquisition of Multi-Arc Inc. by Saurer AG. The time loan bears interest at the prime rate plus 1/4 of 1%.

     The Company believes that current financial resources, including the available borrowing capacity under Multi-Arc's various loan agreements, will be adequate to meet cash requirements for capital spending and debt repayments in the near term. Multi-Arc plans to continue to use its revolving credit arrangement to finance interim working capital needs.


     NEW ACCOUNTING PRONOUNCEMENT

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share," which is required to be adopted in the Company's first quarter in fiscal 1998. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. The impact of Statement No. 128 on the calculation of primary and fully diluted earnings per share is not expected to be material.

                      FINANCIAL INFORMATION
                 REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Andal Corp.

We have audited the accompanying consolidated balance sheets of Andal Corp. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows or each of the three years in the period ended September 30, 1996. Our audits also included the financial statement schedule listed in the Index at Item 14 (a) (2). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the financial statements of certain consolidated subsidiaries, which statements reflect total revenues constituting 16% in 1994 of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included for such subsidiaries, is based solely on the reports of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Andal Corp. and subsidiaries at September 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As described in Note 17, in 1994 the Company changed its method of accounting for income taxes.

                                        ERNST & YOUNG LLP

                                        Ernst & Young LLP
New York, New York
January 29, 1997

                  Kelley Graham Myska & Partners
                      Chartered Accountants

                         Auditors' Report


TO THE SHAREHOLDER OF
S.C.I. COATINGS LIMITED


     WE HAVE AUDITED THE FINANCIAL POSITION OF S.C.I. COATINGS LIMITED AS AT SEPTEMBER 30, 1994 AND THE STATEMENTS OF OPERATIONS, RETAINED EARNINGS AND CHANGES IN CASH POSITION FOR THE YEAR THEN ENDED. THESE FINANCIAL STATEMENTS ARE THE RESPONSIBILITY OF THE COMPANY'S MANAGEMENT. OUR RESPONSIBILITY IS TO EXPRESS AN OPINION ON THESE FINANCIAL STATEMENTS BASED ON OUR AUDIT.

     WE CONDUCTED OUR AUDIT IN ACCORDANCE WITH GENERALLY ACCEPTED AUDITING STANDARDS. THOSE STANDARDS REQUIRE THAT WE PLAN AND PERFORM AN AUDIT TO OBTAIN REASONABLE ASSURANCE WHETHER THE FINANCIAL STATEMENTS ARE FREE OF MATERIAL MISSTATEMENT. AN AUDIT INCLUDES EXAMINING, ON A TEST BASIS, EVIDENCE SUPPORTING THE AMOUNTS AND DISCLOSURES ASSESSING THE ACCOUNTING PRINCIPLES USED AND SIGNIFICANT ESTIMATES MADE BY MANAGEMENT, AS WELL AS EVALUATING THE OVERALL FINANCIAL STATEMENT PRESENTATION.

     IN OUR OPINION, THESE FINANCIAL STATEMENTS PRESENT FAIRLY, IN ALL MATERIAL RESPECTS, THE FINANCIAL POSITION OF THE COMPANY AS AT SEPTEMBER 30, 1994 AND THE RESULTS OF ITS OPERATIONS AND THE CHANGES IN ITS CASH POSITION FOR THE YEAR THEN ENDED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.


                                   KELLY GRAHAM MYSKA & PARTNERS
CAMBRIDGE, ONTARIO
OCTOBER 25, 1994                   CHARTERED ACCOUNTANTS

                        KPMG Peat Marwick
                          Maybrook House
                        27 Grainger Street
                       Newcastle upon Tyne
                              NE1 5JT

Auditors' report to the members of Multi-Arc (UK) Limited


We have audited the financial statements on pages 6 to 23.

Respective responsibilities of directors and auditors

As described on page 3 the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of the company's affairs as at 30 September 1994 and of its profit for the year then ended and have been properly prepared in accordance with the Companies Act 1985.



KPMG PEAT MARWICK

Chartered Accountants                           14 December 1994
Registered Auditors

                      ANDAL CORP. AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEET

                             ASSETS
                                                September 30,
                                               1996            1995
Current assets:
  Cash                                  $    552,000    $    850,000
  Accounts receivable                      5,252,000       4,998,000
  Inventories                              1,553,000       1,073,000
  Prepaid expenses                           341,000         307,000
  Other current assets                       516,000         906,000
                                        -------------   -------------
     Total current assets                  8,214,000       8,134,000

Investments in affiliates                  1,621,000       1,661,000
Property and equipment                    12,278,000      10,789,000
Loans due from Multi-Arc Inc. management   1,000,000       1,000,000
Deferred taxes                             2,400,000               0
Other assets                               1,683,000       2,041,000
                                        -------------   -------------
                                        $ 27,196,000    $ 23,625,000

           LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Short term borrowings, including
     current portion of long term debt  $  1,338,000    $  1,206,000
  Current portion of convertible
     debentures                            1,825,000               0
  Current portion of debt due
     shareholders                             96,000       1,250,000
  Accounts payable                         1,667,000       1,606,000
  Other accrued expenses                   5,619,000       5,106,000
                                        -------------   -------------
     Total current liabilities            10,545,000       9,168,000

Long-term debt                             8,671,000       7,886,000
Debt due shareholders                              0       6,364,000
Other deferred income                        925,000       1,430,000
Convertible subordinated debentures        1,510,000       3,335,000
Minority interest in Multi-Arc Inc.          690,000         540,000
Shareholders' equity (deficit):
  Common shares, par value $20 per share,
     1,500,000 authorized;
     447,359 issued in 1996
     and 370,496 issued in 1995            8,947,000       7,410,000
  Paid-in-capital                         25,995,000      31,625,000
  Deficit                                (30,087,000)    (38,472,000)
  Less 40,637 common shares
     held in treasury in 1995, at cost             0      (5,661,000)
                                        -------------   -------------
     Total shareholders' equity
        (deficit)                          4,855,000      (5,098,000)
                                        -------------   -------------
                                        $ 27,196,000    $ 23,625,000
See accompanying notes.

                           ANDAL CORP. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF OPERATIONS


                                             Year Ended September 30,
                                            1996          1995          1994
Operating revenues:                  $31,065,000   $30,015,000   $26,672,000
   Royalties and commissions             446,000       315,000       421,000
   Equity in net income (loss) of
     foreign joint ventures              104,000        53,000       (16,000)
                                     ------------  ------------  ------------
                                      31,615,000    30,383,000    27,077,000
Operating costs and expenses:
   Cost of revenues                   15,740,000    15,545,000    13,466,000
   Depreciation expense                2,099,000     1,907,000     2,234,000
   Selling, general and
     administrative expenses          12,141,000    10,517,000     9,750,000
                                     ------------  ------------  ------------
                                      29,980,000    27,969,000    25,450,000

Income from operations                 1,635,000     2,414,000     1,627,000

Other income (expense):
   Gain on sale of 61st street
     property                          6,009,000             0             0
   Gain on sale of minority interest
     in Multi-Arc Inc.                         0       348,000             0
   Minority interest in net income
     of Multi-Arc Inc.                  (151,000)     (152,000)            0
   Gain from initial public offering of
     Multi-Arc India Ltd.                      0        85,000             0
   Investment and other income, net      150,000        37,000      (756,000)
   Interest expense                   (1,734,000)   (1,799,000)   (1,625,000)
                                     ------------  ------------  ------------
                                       4,274,000    (1,481,000)   (2,381,000)
Income (loss) from continuing
   operations before income taxes      5,909,000       933,000      (754,000)
Benefit (provision) for income taxes   2,242,000       (54,000)      (17,000)
                                     ------------  ------------  ------------
Income (loss) from continuing
   operations                          8,151,000       879,000      (771,000)
Income (loss) from discontinued
   operations                            234,000     1,007,000      (350,000)
                                     ------------  ------------  ------------
Net income (loss)                    $ 8,385,000   $ 1,886,000   $(1,121,000)

Income (loss) per common share:
   Income (loss) from continuing
     operations                           $24.00         $2.67        $(2.34)
   Income (loss) from discontinued
     operations                              .69          3.05         (1.06)
                                          ------         -----        -------
   Net income (loss)                      $24.69         $5.72        $(3.40)
                     See accompanying notes.

                     ANDAL CORP. AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)


                                            Retained
                    Common    Paid-in-      Earnings     Treasury
                    Stock     Capital      (Deficit)     Stock        Total
Balance at
Sept. 30, 1993  $7,410,000 $31,625,000 $(39,237,000) $(5,661,000) $(5,863,000)

Net loss for
    1994                 0           0   (1,121,000)           0   (1,121,000)

Balance at
Sept. 30, 1994   7,410,000  31,625,000  (40,358,000)  (5,661,000)  (6,984,000)

Net income for
     1995                0           0    1,886,000            0    1,886,000

Balance at
Sept. 30, 1995   7,410,000  31,625,000  (38,472,000)  (5,661,000)  (5,098,000)

Net income for
    1996                 0           0    8,385,000            0    8,385,000

Shares issued
pursuant to
retirement
agreement        1,300,000  (1,153,000)           0            0      147,000

Shares issued
pursuant to
retirement of debt 900,000     504,000            0            0    1,404,000

Shares issued
pursuant to
employment
agreement          150,000    (133,000)           0            0       17,000

Issuance of
Treasury Stock
in connection
with  above
transactions      (813,000) (4,848,000)           0    5,661,000            0

Balance at
Sept. 30, 1996  $8,947,000 $25,995,000 $(30,087,000)          $0   $4,855,000

                     See accompanying notes.

                          ANDAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                           Year Ended September 30,
                                             1996           1995        1994
Cash provided (used) by operations:
  Income (loss) from continuing
     operations before income taxes    $5,909,000    $   933,000   $(754,000)
  Adjustments to reconcile income
     (loss) from continuing operations
     to net cash provided by operations
       Depreciation                     2,099,000      1,907,000   2,234,000
       Gain on sale of minority
          interest in Multi-Arc Inc.            0       (348,000)          0
       Minority interest in net
          income of Multi-Arc Inc.        151,000        152,000           0
       Amortization of patents,
          trademarks, and license rights  224,000        192,000     186,000
       Equity in net (income) loss
          of foreign joint ventures      (104,000)       (53,000)     16,000
       Write down of investment in
          Integrated                      143,000              0           0
       Deferred income accrued                  0         64,000      40,000
       Amortization of deferred income   (303,000)      (149,000)    (95,000)
       Provision (credit) for bad debts    (3,000)       (16,000)     42,000
       Gain on sale of 61st Street
          property                     (6,009,000)             0           0
       Losses on investment transactions        0              0     766,000
       Gain from initial public offering of
          Multi-Arc India Ltd.                  0        (85,000)          0
       Other, net                          59,000         28,000      39,000

  Change in operating assets and
     liabilities:
       Decrease (increase) in accounts
          receivable                       55,000       (954,000)  1,127,000
       (Increase) decrease in inventories(542,000)       200,000    (459,000)
       Decrease in other current assets    50,000         76,000      60,000
       Increase in accounts payable
          and accrued liabilities         546,000        369,000     634,000
       Cash provided (used) by
          discontinued operations         170,000       (168,000)   (247,000)
       Income taxes paid                  (78,000)       (87,000)    (34,000)
                                       -----------    ----------- -----------
       Net cash provided by
          operating activities          2,367,000      2,061,000   3,555,000

                      ANDAL CORP. AND SUBSIDIARIES
              CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

                                             1996           1995        1994
Cash flows from financing activities:
  Proceeds from long-term debt          8,000,000      3,870,000   6,162,000
  Loans to Multi-Arc management                 0     (1,000,000)          0
  Proceeds from sale of common stock
     and debentures of Multi-Arc Inc.           0      1,714,000           0
  Deferred financing costs                (97,000)      (126,000)          0
  Reductions of long-term debt         (6,758,000)    (3,024,000) (7,743,000)
  Decrease in debt due within one year   (868,000)      (631,000)   (398,000)
                                       -----------    ----------- -----------
  Net cash provided (used) by
     financing activities                 277,000        803,000  (1,979,000)

Cash flows from investing activities:
  Net proceeds from sale of
     61st Street property                 529,000              0           0
  Reduction of (investment in)
     affiliated companies                       0       (211,000)  1,459,000
  Gross additions to property
     and equipment                     (3,649,000)    (2,964,000) (1,999,000)
  Other, net                              178,000         18,000    (370,000)
                                       -----------    ----------- -----------
     Net cash (used) by
        investing activities           (2,942,000)    (3,157,000)   (910,000)

(Decrease) increase in cash              (298,000)      (293,000)    666,000
Cash at beginning of year                 850,000      1,143,000     477,000
                                       -----------    ----------- -----------
Cash at end of year                    $  552,000     $  850,000  $1,143,000

See accompanying notes.

                       ANDAL CORP. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of Andal
Corp. and its subsidiaries. Andal's only operating business is Multi-Arc Inc. ("Multi-Arc") a majority-owned subsidiary engaged in the business of surface enhancement. All significant intercompany transactions and accounts are eliminated in consolidation. Foreign affiliates in which Multi-Arc owns 20% to 50% are accounted for using the equity method.

Inventories

    Inventories are stated at lower of cost (determined principally by the first-in, first-out method) or market.

     Property and Equipment

     Property and equipment are recorded at cost and depreciated over estimated useful lives on a straight-line basis.

     Revenue and Deferred Income

     Revenue is recognized when it is earned. In the case of Multi-Arc system sales, the point for revenue recognition normally corresponds to the date when the system is shipped to the customer. To the extent the Company sells coating systems or license rights to its joint ventures, a proportionate percentage of the profit on these is deferred and subsequently amortized into revenue. Such amortization offsets the related depreciation or license rights expense recorded by the corresponding joint venture company.

     Stock Based Compensation

     The Company accounts for its stock based compensation arrangements under the provisions of APB 25, "Accounting for Stock Issued to Employees," and intends to continue to do so.

     Research and Development Expenses

     Research and development expenditures ($1,426,000 in 1996, $1,628,000 in 1995, and $1,400,000 in 1994) are charged to cost of revenues as incurred.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Income (Loss) per Share

     Primary income (loss) per common share for all periods was computed based on the average number of shares outstanding during each of the respective periods. Fully diluted per share amounts are not shown for the periods, as the effects would be anti-dilutive.

     The average number of shares used in computing primary income (loss) per share was 339,639 in 1996, and 329,859 in each of 1995 and 1994.

2.   PURCHASE AND SALE OF THE UBC PROPERTY

     Prior to May 8, 1996, the Company, directly or through a wholly-owned subsidiary, UBC Virginia Corp. ("UBC Corp.) had owned an option (the "Option") to purchase a parcel of real estate (the "Property") located on 61st Street and First Avenue in New York City, which Option had been carried on the books of the Company at nil value for many years. The original cost of the Option was $1.5 million. UBC Corp. was merged into the Company in March 1996, after which time the Option became directly owned by the Company.

     In 1990, the Option was pledged as security for a $5 million loan, hereafter referred to as the "Option Loan," made to the Company by Alan N. Cohen, who was then President and a Director of the Company, Paul Milstein, who was then a Director of the Company, and Frankhill Associates, a limited partnership of which Andrew J. Frankel, who was then Chairman of the Board and a Director of the Company, is a general partner (collectively, in such capacity, the "Option Lenders").

     The Option granted the Company the right to purchase the Property for approximately $3 million in cash and was exercisable only after the death of the later to die of two of the principals of the corporation that granted the Option. Such death occurred in 1995. The Company did not have the cash required to exercise the Option, and it could not raise it through borrowing from unrelated parties or through the sale of assets other than the Option. However, under the terms of the Option Loan, the Company was obligated to exercise the Option. Accordingly, the Option was exercised in October 1995; and the Company purchased the Property on May 8, 1996. In order to make the purchase, on May 7, 1996, the Company borrowed $3.3 million (the "Demand Loan") from the Option Lenders evidenced by a demand note and secured by a mortgage on the Property. The Demand Loan bore interest at 10% per annum.

     The Company's failure to exercise the Option and pay the purchase price for the Property would have resulted in an event of default under the Option Loan, which would have given the Option Lenders the right to exercise the Option on the Company's behalf and to declare the Option Loan immediately due and payable, including all sums advanced by the Option Lenders in exercising the Option. In addition, the Option Lenders would have had all of the remedies available to them under applicable law for secured lenders, including, without limitation, the public or private sale of the Property acquired by exercise of the Option.

     Until January 1995, the Company had been under contract to sell the Option to an unrelated real estate developer, who had contracted to purchase the Option in 1984. The developer was unable to obtain financing to consummate the purchase; and, as a result, the Company terminated the contract. Upon termination of the contract, the Company attempted to sell the Option to various other parties. In addition, after the Company received the Option Notice from the Option or, the Company made contact with several brokers who were not able to identify a buyer. The Company's attempts to sell the Option did not result in any bona fide offer from a third party to purchase the Option.

     Once it was learned that the Option had become exercisable, the Option Lenders expressed an interest in acquiring the Property in satisfaction of the amount outstanding on the Option Loan. In that event, the Company would no longer have been obligated with respect to the $3 million purchase price obligation due on the Option exercise.

     The Board of Directors of the Company met on October 5, 1995 to discuss the difficulties entailed in the Company's exercise of the Option, including the Company's lack of cash flow, diminished borrowing power, debt structure, and difficulties in raising funds through a private placement of Multi-Arc's common stock and subordinated debentures. After discussion, the Board members who were not Option Lenders (Messrs. Flood and Glickman) authorized the officers of the Company to engage an independent appraiser to conduct an appraisal of the Property, following which such Board members would seek to negotiate a transaction with the Option Lenders taking into account, in addition to the appraisal, all material circumstances relating to the Property, including, without limitation, the inability of the Company to raise sufficient funds required to exercise the Option, the time constraints within which the Company must exercise the Option, and the consequent probability that, without a sale to a related party, the Option would expire worthless.

     On November 21, 1995, the Company received a report from the independent appraiser it had retained which concluded that the range for the market value of the Property was between $9.9 million and $11.9 million (before deducting the $3 million that would have to be paid to exercise the Option), depending on the ultimate cost of complying with zoning restrictions and other costs that would be incurred in the development of the Property. The appraiser's conclusion was based on a number of assumptions, including the assumption that a sale would occur after a reasonable exposure in a competitive market under all conditions requisite for a fair sale, with the buyer and seller acting prudently, knowledgeably, for self-interest, and not under undue duress.

     On March 4, 1996, at a special meeting of the Board of Directors of the Company, appropriate officers of the Company were authorized and empowered to engage in negotiations with the Option Lenders to reach a definite agreement to sell the Option to them under terms and conditions that were outlined by the Board. Although the parties were unable to reach a definitive agreement prior to May 8, 1996, the Company continued to negotiate with affiliates of the Option Lenders for the sale of the Property to them; and, on July 10, 1996, the Company entered into a contract to sell the Property to FAM, LLC ("FAM"), a Delaware limited liability company owned by Frankhill Associates, the Alan N. Cohen Family Company, LLC, a Delaware limited liability company, of which Alan N. Cohen is manager, and Builtland Associates, a New York general partnership, of which Paul Milstein is a general partner. Builtland Associates is the managing director of FAM and, as such, controls its activities.

     On August 1, 1996, FAM purchased the Property for $9.1 million, paid for as follows:

          a) Cancellation of the principal balance of the Option Loan in the amount of $5,571,285 (after adjustment for a restructuring which occurred in 1992) due to Frankhill Associates, the Alan N. Cohen Family Company, LLC, and Paul Milstein, and at closing held by FAM.

          b) Cancellation of the Demand Loan of $3.3 million due Frankhill Associates, the Alan N. Cohen Family Company, LLC, and Paul Milstein, and at closing held by FAM.

          c)   Cash payment to the Company of $228,715.

     In addition to the consideration outlined above, the Company was not required to pay unpaid interest of $283,000 on the Option Loan and Demand Loan and will be entitled to additional consideration if, within one year from the date of sale to FAM, all or any portion of the Property is further transferred to a bona fide third party or if FAM enters into an agreement to transfer all or any portion of the Property to a bona fide third party and such transfer ultimately occurs. In either of such events, the Company will be entitled to 50% of the amount by which the "Net Proceeds" of the sale of all or any portion of the Property exceeds $10 million. In no event can such additional consideration exceed $3 million. "Net Proceeds" is defined to mean the gross sales price attributable to the sale of all or any portion of the Property plus the then fair market value of any of the Property retained by FAM in connection with a partial sale, less any and all transaction costs, taxes, and all other expenses of FAM including, without limitation, brokerage commissions, reasonable attorney's fees, and transfer taxes.

     The Company reported a gain of approximately $6 million from the sale. (See Note 13.)

3.   RETIREMENT AGREEMENT

     On August 31, 1996, Messrs. Andrew J. Frankel, then Chairman of the
Board of Directors, and Alan N. Cohen, then President of the Company, retired pursuant to an agreement which provides that, in exchange for the issuance of 32,500 common shares of the Company to each of them, they agreed to reimburse Andal for the lease obligation of Andal's former executive headquarters office in New York City and certain other costs of operation of that office, including the salary of Andal employees located there. The Company agreed to maintain, at its own expense, health and life insurance benefits on Andal's New York employees and to continue to pay the costs of letter of credit guarantees by Mr. Frankel and Mr. Cohen until September 29, 1998, at which time Andal will use its best efforts to replace the letters of credit with other security. The Company recorded a charge of $441,000 in connection with this Agreement. In September 1996, Andal's executive office records were moved to Multi-Arc's facilities in Rockaway, New Jersey; and that facility now serves as executive headquarters of the Company.

4.   SALE OF MINORITY INTEREST IN MULTI-ARC INC.

     In December 1994, Andal sold, for $500,000 approximately 2 1/2% of the common stock of Multi-Arc to Multi-Arc's management; and Multi-Arc issued $500,000 of convertible subordinated debentures (convertible into approximately 2% of Multi-Arc common stock) to such management, the proceeds of which were remitted to Andal as a return of capital. Both the sale of the common stock and the issuance of the debentures were funded through non-recourse loans of $1 million made to the management by Multi-Arc utilizing Multi-Arc's revolving facility with First Fidelity Bank. Because of the non-recourse nature of the loans, the gain on the sale of Multi-Arc common stock of approximately $396,000 has been deferred until such time as the management loans are repaid.

     In June and September 1995, Andal sold, for $1,010,000, approximately
4.9% of the common stock of Multi-Arc to certain foreign licensees and other investors; and Multi-Arc sold to such licensees and other investors $1,010,000 of convertible subordinated debentures (convertible into approximately 3.8% of Multi-Arc common stock), the cash proceeds of which were remitted to Andal as a return of capital. These debentures bear interest at 6% and are payable on December 15, 2004. Approximately $450,000 of the common stock sold, and $450,000 principal amount of the debentures sold are evidenced by a promissory note which require monthly principal payments over three years plus interest at 6% per annum. The unpaid balance of this note was $555,000 at September 30, 1996. An additional $153,000 of common stock and $153,000 principal amount of the debentures were sold on open account which was paid in October 1996. The gain on these sales of Multi-Arc common stock was $800,000, of which $452,000 was deferred and will be recognized as the amounts are collected. In 1996, $232,000 of the deferred gain was included in investment income.

5.   MULTI-ARC JOINT VENTURES

     In 1993, Multi-Arc acquired a 29% interest in Multi-Arc Scientific Coatings (S) Pte. Ltd. ("Singapore"), a joint venture which commenced operations in August 1993. Multi-Arc's share of Singapore's net income
(loss), recorded on the equity method, for the years ended September 30, 1996, 1995, and 1994 was $(43,000), $(110,000), and $(111,000), respectively.
During fiscal 1995, the Company invested an additional $247,000 in cash and converted a long term receivable of $77,000 into equity. At September 30, 1996, Investments in Affiliates include the Company's investment in Singapore of $250,000 ($293,000 at September 30, 1995).

     Multi-Arc had a 40% equity interest in Multi-Arc India Ltd. ("India") which has a fiscal year end of March 31. In November 1994, India completed an initial public offering and was listed on the Bombay Stock Exchange. As a result of this transaction, Multi-Arc's interest in India was reduced to 21%
and the Company recorded a pretax gain of $85,000.   Multi-Arc's share of
India's net income (loss), recorded on the equity method, for the years ended September 30, 1996, 1995, and 1994 was $147,000, $163,000, and $95,000,
respectively. During fiscal 1996, the Company received $49,000 of dividends in cash ($36,000 in 1995). During fiscal 1994, the Company made additional equity investments in India of $218,000 in cash and received $30,000 of dividends in cash. At September 30, 1996, Investments in Affiliates includes Andal's investment in India of $1,073,000 ($975,000 at September 30, 1995).

     In October 1995, Multi-Arc (UK) Ltd. acquired a 33% interest in Multi-Arc Eifeler Beschichtungs Gmbh ("Austria") in exchange for $49,000 in cash and guarantees of certain of Austria's bank debt of $360,000. This investment is accounted for under the cost method, as the Company does not exercise significant influence over the management and operations of Austria.

     In October 1996, Multi-Arc (UK) Ltd. acquired a 33% interest in Preci-Coat
S. A., a Switzerland joint venture, for $420,000 in cash and bank guarantees of $1.6 million.

6.   DISCONTINUED OPERATIONS

     The income (loss) from discontinued operations in 1996, 1995, and 1994 is comprised of the following:


                                           1996            1995         1994
     Gain on divestiture of OMC        $      0        $      0    $  69,000
     Reversal of reserve for income taxes     0         996,000            0
     Income (loss) on discontinued
        construction operations         234,000          11,000     (419,000)
                                       --------      ----------    ----------
                                       $234,000      $1,007,000    $(350,000)

     On June 30, 1995, an appeals tribunal dismissed a claim against the Company by a local taxing authority for income taxes relating to certain of its discontinued operations. Income from discontinued operations for the year ended September 30, 1995 includes the reversal of a reserve for income taxes, plus accrued interest, in the aggregate amount of $996,000. The 1995 amount also includes income of $141,000 related to settlement of a construction claim and legal expenses of $130,000.

     Construction operations consisted of construction subcontracting businesses involved in wall, flooring, ceiling installation and plumbing, heating, and electrical subcontracting. The Company commenced a program to discontinue these businesses in 1981 which program was completed in 1983. The income (loss) on discontinued construction operations for 1996, 1995, and 1994 is principally due to legal expenses incurred and settlements on litigation related to those businesses.


7.   INTEGRATED BRANDS, INC.

     In December 1985, Andal purchased 46.5% of the common stock of Integrated Brands, Inc. ("Integrated"), formerly Steve's Homemade Ice Cream, Inc. Through a series of transactions, Andal's interest has been reduced to 3%. In the fourth quarter of 1996, based on current market conditions, the Company recorded a writedown of $143,000 of its investment in Integrated. At September 30, 1996, Investments in Affiliates includes Andal's investment in Integrated of $250,000 ($393,000 at September 30, 1995).

     During 1994, the Company disposed of 129,500 shares of Integrated in various transactions for $161,000 in cash and recorded a net gain of $14,000. In an additional transaction in August 1994, the Company sold 2,000,000 shares of Integrated for $1,500,000 in cash and recorded a loss of $780,000. All proceeds were used to repay debt.

8.   ACCOUNTS RECEIVABLE

     Receivables consist of the following:
                                                     September 30,
                                                 1996                 1995
          Accounts receivable              $5,347,000           $5,096,000
          Allowance for doubtful accounts     (95,000)             (98,000)
                                           -----------          -----------
                                           $5,252,000           $4,998,000

9.   INVENTORIES

     Inventories consist of the following:

                                                     September 30,
                                                1996                  1995
          Raw materials and supplies      $1,126,000           $   820,000
          Work in progress                   427,000               253,000
                                          ----------           -----------
                                          $1,553,000            $1,073,000

10.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                      September 30,
                                                   1996                1995
          Building and leasehold
             improvements                  $  2,668,000        $  2,521,000
          Furniture and equipment            27,299,000          24,098,000
                                           -------------       -------------
                                             29,967,000          26,619,000
          Less accumulated
             depreciation and amortization  (17,689,000)        (15,830,000)
                                           -------------       -------------
                                           $ 12,278,000        $ 10,789,000

     Substantially all property and equipment at September 30, 1996 is pledged as collateral pursuant to loan agreements.

     In addition to property owned, the Company leases various operating facilities and equipment. Rent expense under operating leases was $1,513,000, $1,321,000, and $1,305,000, for the years ended September 30, 1996, 1995, and
1994, respectively.

     The aggregate minimum rental commitments under operating leases as of September 30, 1996 for each of the fiscal years ended September 30 are as follows: 1997, $1,385,000; 1998, $1,246,000; 1999, $949,000; 2000, $645,000;
2001, $369,000 and $715,000 thereafter.

11.  401K PLANS

     The Company maintains several defined contribution 401K savings plans for the benefit of its employees. Annual contributions to the plans are at the discretion of management. Aggregate expense related to all plans amounted to $328,000 in 1996, $294,000 in 1995, and $225,000 in 1994.

12.  CREDIT FACILITIES AND LONG TERM DEBT

     Long term debt consists of the following:

                                                  September 30,
                                              1996              1995
     First Union National Bank
       U. S. -Term loan                $ 7,000,000       $ 5,214,000
       Revolving credit facility         1,000,000         1,500,000
       U. K. - Term loan                 2,009,000         2,370,000
     Other                                       0             8,000
                                       ------------      ------------
                                        10,009,000         9,092,000
     Less current portion               (1,338,000)       (1,206,000)
                                       ------------      ------------
                                      $  8,671,000       $ 7,886,000

     On August 27, 1996, Multi-Arc Inc. completed a refinancing of its indebtedness to First Union National Bank and obtained a $7 million Term Loan, a $1.5 million Equipment Term Line of Credit, and a $5 million Revolving Credit Facility.

     The Term Loan agreement requires repayment of principal in equal monthly installments over 84 months. Interest, calculated at a floating rate of LIBOR (5.40% at August 31, 1996) plus 1.35% per annum accrues and is also payable monthly. The Term Loan agreement also requires that Multi-Arc hedge its floating interest expense for the full term of the loan by utilizing interest rate swap agreements. Accordingly, Multi-Arc has entered into such agreements resulting in a fixed rate of approximately 8.15% per annum for the life of the loan.

     The Equipment Term Line of Credit permits Multi-Arc to borrow up to $1.5 million to purchase new or used equipment (not to exceed 80% of the purchase price of new equipment and 50% of the purchase price of used equipment). Borrowings under this Term Line of Credit require monthly repayment of principal in equal installments over 60 months. Interest accrues and is payable under the same terms and conditions as the Term Loan discussed above. As of September 30, 1996, Multi-Arc had not made any borrowings under this credit line.

     The Revolving Credit Facility, which expires on September 1, 1999, allows Multi-Arc to borrow up to $5 million for working capital purposes. Borrowings under this facility are limited based on specified percentages of eligible receivables and inventories and bear interest at .25% per annum below the prime rate. As of September 30, 1996, Multi-Arc had borrowed $1 million under this facility and had an additional $2,100,000 available based on eligible receivables and inventories at that date.

     In September 1995, the Company refinanced the debt of its subsidiary, Multi-Arc (UK) Ltd., with First Union National Bank. The new credit facilities consist of a five-year term loan in the principal amount of 1,500,000 pounds sterling repayable in quarterly installments of 54,000 pounds sterling commencing in December 1995 and a final installment of 474,000 pounds sterling due in September 2000. Proceeds of the term loan were used to repay outstanding indebtedness and to advance an inter-corporate loan to Multi-Arc Inc., and for acquisition of new equipment. In addition to the term loan, First Union has extended a 250,000 pounds sterling overdraft facility for working capital purposes. At September 30, 1996, no borrowings had been made under this facility.

     See Note 5 for a discussion of certain guarantees of investee indebtedness by Multi-Arc (UK) Ltd.

     Andal remains obligated to Chemical Bank in the amount of $829,000 under an outstanding letter of credit issued by Chemical Bank in connection with an appeal bond. Because of Andal's inability to fund the liability represented by the letter of credit, Messrs. Andrew J. Frankel, Paul A. Milstein, and Alan
N. Cohen each have personally guaranteed one-third of the letter of credit liability, for which Andal has agreed to pay to them an aggregate annual guarantee fee equal to 2% of the letters of credit outstanding until September 29, 1998, at which time Andal will use its best efforts to replace the letters of credit with other security (see Note 3).

     Substantially all of the Company's and Multi-Arc's assets serve as collateral for the various term loans and lines of credit with First Union National Bank. The various loan agreements require Multi-Arc to maintain compliance with certain financial ratios and other covenants. As of September 30, 1996, Multi-Arc was in compliance with all such covenants or has obtained waivers of all such covenants for which it was not in compliance.

     The aggregate annual maturities of long term debt during the next five fiscal years are: 1997, $1,338,000; 1998, $1,338,000; 1999, $2,338,000; 2000,
$1,995,000; and 2001, $1,000,000. Interest paid during the fiscal years ended September 30, 1996, 1995, and 1994 amounted to $1,375,000, $1,631,000, and
$1,650,000,  respectively.

13.  DEBT DUE SHAREHOLDERS

     Debt due shareholders consists of:

                                                September 30,
                                            1996                1995

     UBC Lenders                        $      0         $ 5,571,000
     Fleet Assignees                      96,000           2,043,000
                                        ---------        ------------
                                          96,000           7,614,000
     Less current portion                (96,000)         (1,250,000)
                                        ---------        ------------
                                        $      0         $ 6,364,000

     See Note 2 for a discussion of the transaction which gave rise to the cancellation of the UBC Lender debt in 1996.

     On August 31, 1996, Andal Corp. retired $1,404,000 of indebtedness owing to Frankhill Associates, Alan N. Cohen, and Paul Milstein in exchange for 45,000 shares of the Company's common stock which is reflected as a contribution of capital in the accompanying financial statements. Frankhill Associates and Messrs. Cohen and Milstein had purchased the indebtedness from the Fleet Bank in 1994. Subsequently, Peter D. Flood purchased a portion of such debt from Frankhill Associates and Messrs. Cohen and Milstein. During the year, the Company had repaid $543,000 of the debt in cash. At September 30, 1996, $96,000 of the Fleet Assignee Debt is owing to Mr. Flood. Pursuant to Mr. Flood's employment agreement with the Company, the debt is to be repaid with interest at 8% per annum, as soon as the cash flow of the Company, in the reasonable discretion of the Board of Directors, permits.

14.  CONVERTIBLE SUBORDINATED DEBT

     Convertible subordinated debt at September 30, 1996 and 1995 consists of $1,825,000 of Andal's 5 1/2% convertible subordinated debentures due in September 1997 and $1,510,000 of Multi-Arc's 6% convertible subordinated debentures due in 2004 (see Note 4).

     Andal's 5 1/2% convertible subordinated debentures are (i) at Andal's election, redeemable (with accrued interest) at 100% of the principal amount; and (ii) convertible into one common share for each $450.00 of principal amount, subject to usual anti-dilution provisions, or a total of 4,056 common shares at September 30, 1996. All sinking fund requirements have been met.

     The Multi-Arc debentures are convertible into one share of common stock of Multi-Arc Inc. for each $266.67 of principal at any time after September 30, 1996.


15.  CAPITAL SHARES

     At September 30, 1996, common shares reserved for future issuance were as follows:

          Issuable under stock option plans                    15,000
          Issuable upon conversion of convertible
               subordinated debentures                          4,056

     Messrs. Frankel and Cohen retired on August 31, 1996 pursuant to an agreement which provided for the issuance of 32,500 common shares of the Company to each of them (see Note 3).

     See Note 13 for a discussion of the 45,000 shares of common stock of the Company issued in cancellation of the Fleet Assignee debt.

     On August 31, 1996, the Company issued 7,500 common shares to Peter D. Flood, pursuant to his Employment Agreement and recorded an expense of $17,000.

16.  STOCK OPTIONS

     In 1987, Andal adopted a Stock Option Plan under which options covering up to 15,000 shares of Andal common stock may be granted to eligible key employees. Options granted under the plan may be either "incentive stock options" or non-qualified options. Under the plan, the purchase price per share for stock options granted must equal or exceed the market value of Andal's common stock at the time of grant. All options granted under the plan expire no later than five years from the date of grant. Options may not be exercised for a period of 30 months after grant. After 30 months, 40% of the option shares may be exercised; after 42 months, 60% of such shares may be exercised; and, after 48 months, all of such shares may be exercised. The options expire 60 months after grant. The Board of Directors or the Compensation Committee thereof may accelerate, in whole or in part, the time or times at which such options may be exercised. In the case of incentive stock options, whether granted under this plan or any earlier plan of the Company, no more than $100,000 in value of shares (determined on the date of grant) may become exercisable by any single optionee during any calendar year.

     The plan also permits the granting of stock appreciation rights either at the time that an option is granted or a later time under which an optionee may, instead of paying the option price and receiving the full number of shares covered by the exercised option, receive instead the then excess of the value of the shares subject to the option over the option price. Payment under a stock appreciation right may be in shares of stock (at current fair market value), or cash, or any combination thereof.

     No options were converted or exercised under this plan in 1996, 1995, and 1994.

     At September 30, 1996, there were 6,125 shares (6,050 at September 30,
1995) reserved for future grant of options. At September 30, 1995 and 1994, none of the outstanding options were exercisable. A summary of stock option transactions follows:


                                1987 Stock Option Plan

                                                          Average Price per
                                  Number of Shares              Share

     Options outstanding at
        September 30, 1992            11,630                   $ 41.80
        Cancelled during 1993         (2,700)                  $143.52
     Options outstanding at
        September 30, 1993             8,930                   $ 11.15
        Canceled during 1994            (100)                  $112.50
     Options outstanding at
        September 30, 1994             8,830                   $ 10.00
        Canceled during 1995          (8,830)                  $ 10.00
        Granted during 1995            8,950                   $  2.25
     Options outstanding at
        September 30, 1995             8,950                   $  2.25
        Cancelled during 1996            (75)                  $  2.25
     Options outstanding at
        September 30, 1996             8,875                   $  2.25

     In December, 1994, Multi-Arc adopted the Multi-Arc Inc. 1994 Incentive and Non-Statutory Stock Option Plan (the "Multi-Arc Plan") under which options covering up to 5,000 shares of Multi-Arc common stock may be granted to employees. Under the Plan, the purchase price per share for stock options granted must equal or exceed the market value of Multi-Arc's stock at time of grant. Options may be exercised at the rate of 20% per annum. The options expire ten years after date of grant.

     During 1995, Multi-Arc Inc. granted options for 5,000 shares to eligible employees at $205.13 per share. No further shares are available for grant under the Multi-Arc Plan.

17.  INCOME TAXES

     Andal and its subsidiaries file a consolidated federal income tax return, and state and local tax returns are generally filed on a combined basis.

     The Company has adopted the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes," effective October 1, 1993. There was no cumulative effect on the Company's financial statements as of October 1, 1993 for adopting Statement No. 109.

     Under Statement No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     At September 30, 1996, the Company had net operating loss carryforwards ("NOL's") for federal income tax purposes of approximately $30.3 million which expire in varying amounts through 2010. In addition, the Company's subsidiary in the United Kingdom had unrelieved corporation tax losses of approximately $1.8 million.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 1996 and 1995 are as follows:

                                                     1996              1995
     Deferred Tax Assets:
     Accruals and Reserves                    $ 1,285,000       $ 3,074,000
     Installment Note                                   0           258,000
     Deferred Gain on Sale of Subsidiary Stock    229,000           181,000
     Future Tax Benefit of NOL Carryforwards   12,739,000        13,329,000
     Future Tax Benefit of Credit Carryforwards   822,000           564,000
                                              ------------      ------------
     Gross Deferred Tax Assets                 15,075,000        17,406,000
     Deferred Tax Liabilities:
     Fixed Assets and Intangibles               1,345,000         1,053,000
     Foreign Income                                76,000           498,000
     Investment in Foreign Joint Ventures          97,000           124,000
                                              ------------      ------------
     Deferred Tax Liabilities                   1,518,000         1,675,000
     Net Deferred Tax Assets                   13,557,000        15,731,000
     Valuation Allowance                      (11,157,000)      (15,731,000)
                                              ------------      ------------
     Net Deferred Taxes                     $   2,400,000       $         0

     The Company has provided a valuation allowance because it is more likely than not that a substantial portion of the net deferred tax assets will not be realized.

     The reconciliation of income taxes computed at the U. S. statutory rate to income tax (expense) benefit for the year ended September 30, 1996, 1995, and 1994 is:

                                              1996        1995          1994

     Tax (expense) benefit at U. S.
          statutory rate               $(2,532,000)  $(317,000)    $ 387,000
     State taxes, net of federal benefit  (320,000)    (46,000)            0
     Utilization of federal and state
          net operating losses             353,000     300,000      (551,000)
     Foreign earnings                      164,000      16,000       145,000
     Other items                             3,000      (7,000)        2,000
     Reduction in valuation allowance    4,574,000           0             0
                                       ------------  ----------    ----------
     Income tax (expense) benefit      $ 2,242,000  $  (54,000)   $  (17,000)

18.  LITIGATION

     The Company is aware of various lawsuits, claims, and administrative proceedings which are pending involving it or its subsidiaries. In the opinion of the Company's management, these matters will not result in any material adverse effect on the Company's consolidated financial condition.

19.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     Quarterly results of operations for the fiscal years ended September 30, 1996 and 1995 are summarized in the following table:

                                First      Second       Third     Fourth
                              Quarter     Quarter     Quarter     Quarter
                                   (Thousands of Dollars,
                                   except per Share Amounts)

1996
Operating revenues             $7,569      $7,701      $7,952      $8,393
Income (loss) from operations     503         615         671        (154)
Income (loss) from
   continuing operations           42         154         164       7,791
Net income (loss)                  42         392         164       7,787
Income (loss) per common share:
    Income (loss) from
        continuing operations     .13         .47         .50       22.90
     Net income (loss)            .13        1.19         .50       22.87

1995
Operating revenues             $6,507      $8,404      $7,753      $7,719
Income (loss) from operations     277       1,069         542         526
Income (loss) from
   continuing operations          (81)        595         241         124
Net income (loss)                (192)        696       1,273         109
Income (loss) per common share:
   Income (loss) from
     continuing operations       (.24)       1.80         .73         .38
     Net income (loss)           (.58)       2.11        3.86         .33

     In the fourth quarter of 1996, the Company recorded a $6 million gain on the sale of the 61st Street property (see Note 2); a charge of $441,000 in connection with the Retirement Agreement with Messrs. Frankel and Cohen (see
Note 3); a write down of $143,000 of its investment in Integrated (see Note
7); and a deferred tax benefit of $2.4 million (see Note 17).

     In the fourth quarter of 1995, the Company recorded additional gains of $160,000 on the sale of minority interest in Multi-Arc Inc. and additional minority interest in the net income of Multi-Arc Inc. of $93,000.

20.  INDUSTRY SEGMENT INFORMATION

     Andal, through its Multi-Arc Inc. subsidiary, is engaged in surface enhancement, the business of coating materials, primarily metals. Multi-Arc is also engaged in the design, manufacture, assembly, and sale of proprietary coating equipment systems.

     Operating profit (loss) is computed as total revenue less operating expenses. The computation includes other income but excludes interest expense, general corporate overhead, and income taxes. Identifiable assets by industry are those assets that are used in Andal's operations in each industry segment.

     The following table sets forth information on the effects of foreign operations (principally in the United Kingdom) as of and for the years ended September 30, 1996, 1995, and 1994:

                                           September 30,
                                     1996      1995      1994
                                      (Thousands of Dollars)
Revenues                           $6,086    $5,255    $4,268
Operating profits                   1,801     1,363       869
Identifiable assets                 6,326     6,463     5,352
Capital expenditures                  755     1,411       340
Depreciation and amortization         467       547       622

21.  SUBSEQUENT EVENT (UNAUDITED)

     The Company is presently in discussion with a much larger company for the sale of the Company's principal operating subsidiary, Multi-Arc Inc. No agreement has been reached on either price or structure of any transaction. Important factors which could interfere with the completion of this transaction are the ability of the parties to reach an agreement as to price and structure or other details of the transaction and satisfactory completion of the purchaser's due diligence concerning Multi-Arc's business affairs. There can be no assurance that these discussions will result in any transaction.

                         ANDAL CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                          (In thousands of dollars,
                     except share and per share amounts)

                                              June 30,          September 30,
                                               1997                 1996
                                            (Unaudited)

             ASSETS
Current assets:
  Cash                                       $    678             $    552
  Accounts receivable                           5,824                5,252
  Inventories                                   2,068                1,553
  Other current assets                          1,154                  857
                                             ---------            ---------
     Total current assets                       9,724                8,214
Investments in affiliates                       2,117                1,621
Property and equipment                         14,457               12,278
Loans due from Multi-Arc Inc. management        1,000                1,000
Deferred taxes                                  2,400                2,400
Other assets                                    1,323                1,683
                                             ---------            ---------
                                             $ 31,021             $ 27,196
                                             =========            =========

              LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Short-term borrowings, including
     current portion of long-term debt        $ 1,673             $  1,434
  Current portion of convertible debentures     1,825                1,825
  Accounts payable                              2,546                1,667
  Other accrued expenses                        5,046                5,619
                                             ---------            ---------
     Total current liabilities                 11,090               10,545
Long-term debt                                 10,742                8,671
Other deferred income                             667                  925
Convertible subordinated debentures             1,510                1,510
Minority interest in Multi-Arc Inc.               780                  690
Shareholders' equity:
  Common shares, par value $20 per share,
     1,500,000 authorized and 447,359 issued    8,947                8,947
  Paid-in-capital                              25,995               25,995
  Deficit                                     (28,710)             (30,087)
                                             ---------            ---------
       Total shareholders' equity               6,232                4,855
                                             ---------            ---------
                                             $ 31,021             $ 27,196
                                             =========            =========

                         ANDAL CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF OPERATIONS
                    (Unaudited and in thousands of dollars,
                           except per share amounts)

                                             Three Months       Nine Months
                                                Ended             Ended
                                               June 30           June 30
                                           1997      1996     1997      1996

Operating revenues:
  Trade sales                            $8,993    $7,779  $25,777   $22,790
  Royalties and commissions                  88       137      357       336
  Equity in net income of foreign joint
     Ventures                                35        36      106        96
                                         -------   ------- --------  --------
                                          9,116     7,952   26,240    23,222
Operating costs and expenses:
  Cost of revenues                        4,798     3,881   13,593    11,374
  Depreciation expense                      573       546    1,694     1,586
  Selling, general, and administrative
     expenses                             3,006     2,854    8,550     8,473
                                         -------   ------- --------  --------
                                          8,377     7,281   23,837    21,433
                                         -------   ------- --------  --------
Income from operations                      739       671    2,403     1,789
Other income (expense):
  Minority interest in net income of
     Multi-Arc Inc.                         (26)      (51)     (90)     (139)
  Investment and other income, net           54        60      107       152
  Interest expense                         (351)     (477)    (988)   (1,394)
                                         -------   ------- --------  --------
                                           (323)     (468)    (971)   (1,381)
                                         -------   ------- --------  --------
Income from continuing operations
  before income taxes                       416       203    1,432       408
Provision for income taxes                  (28)      (39)     (65)      (48)
                                         -------   ------- --------  --------
Income from continuing operations           388       164    1,367       360
Income from discontinued operations          10        --       10       238
                                         -------   ------- --------  --------
Net income                                $ 398    $ 164   $ 1,377   $   598
                                         =======   ======= ========  ========
Income per common share:
  Income from continuing operations       $ .87     $ .50    $3.06     $1.09
  Income from discontinued operations       .02                .02       .72
                                          -----     -----    -----     -----
  Net income                              $0.89     $ .50    $3.08     $1.81
                                          =====     =====    =====     =====
Average number of common shares
  outstanding (000)                         447       330      447       330
                                            ===       ===      ===       ===

                         ANDAL CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                    (Unaudited and in thousands of dollars)

                                                      Nine Months Ended
                                                          June 30,
                                                     1997          1996

Cash provided by operating activities:
  Income before income taxes                      $ 1,432      $    408
  Adjustments to reconcile income to net cash
     provided by operating activities:
     Depreciation                                   1,694         1,586
     Minority interest in net income of
            Multi-Arc Inc.                             90           139
     Amortization of patents, trademarks,
       and license rights                             117           132
     Deferred income accrued                            0            62
     Amortization of deferred income                 (126)         (156)
     Equity in net income of
       foreign joint ventures                        (106)          (96)
     Cash (used) provided by discontinued
       operations                                      (3)          170
     Income taxes paid                                (80)          (41)
     Other, net                                       128            97
  Change in operating assets and liabilities:
     (Increase) in accounts receivable               (547)          (68)
     (Increase) in inventories                       (550)         (602)
     (Increase) in other current assets              (216)          (77)
     Increase in accounts payable
       and accrued liabilities                        313            93
                                                  --------      --------
  Net cash provided by operating activities         2,146         1,647
Cash flows from financing activities:
  Proceeds from long-term debt                      3,240         4,800
  Proceeds from sale of common stock in
     and debentures of Multi-Arc Inc.                   0           375
  Reductions of long-term debt                     (1,005)       (1,149)
  Decrease in debt due within one year                  0            (8)
                                                  --------      --------
  Net cash provided by financing activities         2,235         4,018
                                                  --------      --------
Cash flows from investing activities:
  Gross additions to property and equipment        (3,904)       (2,786)
  Purchase of 61st Street Property                     -         (3,227)
  Reductions of (investment in) joint
     ventures                                        (390)           49
  Other, net                                           39          (146)
                                                  --------      --------
  Net cash (used) by investing activities          (4,225)       (6,110)
                                                  --------      --------
Increase (decrease) in cash                           126          (445)
Cash at beginning of period                           552           850
                                                  --------      --------
Cash at end of period                             $   678       $   405
                                                  ========      ========

NOTES TO THREE AND NINE MONTH CONSOLIDATED FINANCIAL STATEMENTS

(1) The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and include all adjustments which, in the opinion of management, are necessary to present fairly the results for such periods. These interim financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the consolidated financial statements and notes thereto included in Andal Corp.'s ("Andal" or the "Company") annual report on Form 10-K for the year ended September 30, 1996.

(2) The Company has entered into an Agreement with a subsidiary of Saurer AG, a Swiss company, for the purchase of the Company's principal operating subsidiary, Multi-Arc Inc. The purchase price for all of the outstanding shares of Multi-Arc is $29.2 million in cash. On a fully diluted basis, Andal owns approximately 82% of Multi-Arc. Portions of the purchase price will be used to pay the sellers' expenses for this transaction, as well as to establish escrows required under the Agreement. The closing of the transaction is subject to a number of conditions, including reaching an acceptable agreement with Multi-Arc's principal financial lender. This transaction will be submitted to shareholders of Andal Corp. for their approval. Shareholders holding a sufficient number of shares to approve the transaction have already agreed to vote their shares in favor of such approval.

(3) On July 31, 1997, Multi-Arc redeemed the 5 1/2% convertible subordinated debentures due September 15, 1997. Funding for this redemption was provided by a time loan received from First Union National Bank. This time loan is repayable in full on the earliest of October 30, 1997 or the date of the consummation of the acquisition of Multi-Arc Inc. by Saurer AG. The time loan bears interest at the prime rate plus 1/4 of 1%.

(4)  Inventories are summarized as follows:

                                         June 30,              September 30,
                                           1997                    1996
                                             (In thousands of dollars)
     Raw materials and supplies          $2,050                  $1,126
     Work-in-process                         18                     427
                                         ------                  ------
                                         $2,068                  $1,553
                                         ======                  ======

(5) Andal and its subsidiaries file a consolidated federal income tax return, and state and local tax returns are generally filed on a combined basis.

     At September 30, 1996, the Company had net operating loss carry forwards ("NOL's") for federal income tax purposes of approximately $30.3 million which expire in varying amounts through 2010. In addition, the Company's subsidiary in the United Kingdom had unrelieved corporation tax losses of approximately $1.8 million.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has provided a valuation allowance against net deferred tax assets because it is more likely than not that a substantial portion of the net deferred tax assets will not be realized.

(6) Income (loss) per common share for all periods was computed based on the average number of shares outstanding during each of the respective periods.
The effects of stock options are not material and have not been included in the computations. No fully diluted per share amounts are shown for any period as the effects would be anti-dilutive.

(7) The Company is aware of certain lawsuits and claims which are pending involving it and its subsidiaries. In the opinion of the Company's management, these matters will not result in any material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.


                        PRO FORMA FINANCIAL INFORMATION

     The accompanying unaudited Pro Forma Consolidated Balance Sheet of Andal Corp. as of June 30, 1997 accompanying Pro Forma Consolidated Statements of Operations for the fiscal year ended September 30, 1996 and for the nine months ended June 30, 1997, give effect to the Merger which, among other effects, results in the disposition of all of Andal Corp.'s shares in Multi-Arc Inc., previously a consolidated subsidiary, and results in the receipt of the Merger Consideration. The Pro Forma Consolidated Financial Statements are presented as if the Merger had occurred, with respect to the Consolidated Statement of Operations on the first date of the periods presented, and with respect to the Consolidated Balance Sheet as of June 30, 1997.

     The unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the Company's Consolidated Financial Statements appearing elsewhere in this Proxy Statement. The pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results.

                                 ANDAL CORP.
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF JUNE 30, 1997
                            (Thousands of Dollars)

                                    ASSETS

                                         As          Pro Forma
                                      Reported      Adjustments  Pro Forma
                                      ________      ___________  _________
Current assets:
   Cash                               $   678       $16,875 (1)    $17,553
   Accounts receivable                  5,824        (5,824)(2)         --
   Inventories                          2,068        (2,068)(2)         --
   Other current assets                 1,154        (1,045)(2)        109
                                       ______        ______         ______
      Total current assets              9,724         7,938         17,662

Investment in affiliates                2,117        (1,867)(2)        250
Property and equipment                 14,457       (14,457)(2)         --
Loans due from Multi-Arc Inc.
  management                            1,000        (1,000)(2)         --
Deferred taxes                          2,400        (1,558)(2)        842
Other assets                            1,323         1,873 (3)      3,196
                                       ______        ______         ______
                                      $31,021       ($9,071)       $21,950
                                       ======        ======         ======

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short term borrowings, including
      current portion of long term
      debt and debentures              $3,498       ($3,498)(2)     $   --
   Accounts payable                     2,546        (2,337)(2)        209
   Other accrued expenses               5,046        (1,790)(2)      3,256
                                       ______        _______         _____
      Total current liabilities        11,090        (7,532)         3,465

Long-term debt                         10,742       (10,742)(2)         --
Deferred income and other credits         667         2,436 (3)      3,103
Convertible subordinated debentures     1,510        (1,510)(2)         --
Minority interest in Multi-Arc Inc.       780          (780)(2)         --

Shareholders' equity                    6,232         9,150 (4)     15,382
                                       ______        ______         ______
                                      $31,021       ($9,071)       $21,950
                                       ======        ======         ======
____________________________

(1) Reflects transaction proceeds of $24.5 million and proceeds of $1 million from exercise of Multi-Arc stock options, less related expenses ($2.4 million), escrows ($4.0 million), intercompany loan repayments to Multi-Arc ($1.3 million), and Multi-Arc's cash balance of $667,000.

(2)   Reflects elimination of the balance sheet of Multi-Arc Inc.

(3) Includes approximately $3.1 million of possible escrow receivables net of elimination of accounts related to Multi-Arc.

(4)   Reflects the following:
                                                               ($000)
                                                                ____
            Proceeds:

                 Sale of stock                              $ 24,485
                 Management stock options                      1,026
                                                              ______
            Less:
                 Main Escrow                                  (2,448)
                 Expense escrow                               (  629)
                 Tax escrow                                   (  955)
                 Severance payments                           (2,271)
                 Estimated A.M.T.                             (  170)
                 Recognition of deferred income                  540
                 Book basis of investment in Multi-Arc       (10,428)
                                                              ______
            Estimated gain                                  $  9,150
                                                               =====

The footnoted item reflects gain on transaction, net of expenses, of $2.4 million and deferrals of $3.1 million related to escrows. Receipt of this deferred income from the Main Escrow ($3.0 million) and the Andal Tax Escrow ($655,000) can be expected, but such receipt remains uncertain. See "The Main Escrow", the "Troy Michigan Environmental Escrow," the "Andal Tax Escrow" and "Effect of the Merger on Andal."

                                 ANDAL CORP.
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996
               (Thousands of Dollars, except Per Share Amounts)

                                         As          Pro Forma
                                      Reported      Adjustments  Pro Forma
                                      ________      ___________  _________


Operating revenues                    $31,615      ($31,615)(1)         $0

Operating costs and expenses:
   Cost of revenues                    15,740       (15,740)(1)          0
   Depreciation expense                 2,099        (2,091)(1)          8
   Selling, general, and
      administrative expenses          12,141       (10,496)(2)      1,645
                                      _______       ________       _______
                                       29,980       (28,327)         1,653
                                      _______       ________       _______
Income (loss) from operations           1,635        (3,288)        (1,653)

Other income (expense):
   Gain on sale of 61st Street property 6,009 (3)                    6,009
   Minority interest in net income
      of Multi-Arc Inc.                  (151)          151 (1)          0
   Investment and other income, net       150                          150
   Interest expense                    (1,734)        1,734 (4)          0
                                      _______       ________       _______
                                        4,274         1,885          6,159
                                      _______       ________       _______

Income from continuing operations
   before income taxes                  5,909        (1,403)         4,506
Provision for income taxes              2,242           404 (5)      2,646
                                      _______       ________       _______

Income from continuing operations       8,151          (999)         7,152
Income from discontinued operations       234                          234
                                      _______       ________       _______

Net income                             $8,385         ($999)        $7,386
                                      =======       ========       =======

Income per common share:
   Income from continuing operations   $24.00                       $21.06
   Income from discontinued operations   0.69                         0.69
                                       ______                       ______
   Net income                          $24.69                       $21.75
                                       ======                       ======
Average number of common shares
   outstanding (000)                      340                          340
                                       ======                       ======
_______________________

(1)   Reflects elimination of Multi-Arc results of operations.

(2) Reflects elimination of Multi-Arc's results of operations and Management signing bonuses.

(3) A nonrecurring gain realized upon the sale of real estate and without which gain the Company would have reported a loss from continuing operations. See "Pro Forma Consolidated Statement of Operations."

(4) Reflects elimination of Multi-Arc's interest expense of $1,147,000 and Andal's interest expense assuming the proceeds of the transaction were used to retire all of Andal's outstanding debt.

(5) Reflects elimination of Multi-Arc's provision for taxes of $746,000 net of amounts paid to Andal in accordance with a tax sharing agreement.

                                 ANDAL CORP.
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED JUNE 30, 1997
               (Thousands of Dollars, except Per Share Amounts)

                                         As          Pro Forma
                                      Reported      Adjustments  Pro Forma
                                      ________      ___________  _________


Operating revenues                    $26,240      $(26,240)(1)     $   --

Operating costs and expenses:
   Cost of revenues                    13,593       (13,593)(1)         --
   Depreciation expense                 1,694        (1,694)(1)         --
   Selling, general, and
      administrative expenses           8,550        (8,261)(1)        289
                                      ________      ___________  _________
                                      $23,837      $(23,548)           289
                                      ________      ___________  _________

Income (loss) from operations           2,403        (2,692)          (289)

Other income (expense):
   Minority interest in net income
      of Multi-Arc Inc.                   (90)           90 (1)         --
   Investment and other income, net       107            --            107
   Interest expense                      (988)          988 (1)         --
                                      ________      ___________  _________
                                         (988)          988 (1)        107
                                      ________      ___________  _________

Income (loss) from continuing operations
   before income taxes                  1,432        (1,614)          (182)
Provision for income taxes                (65)           16 (1)        (49)
                                      ________      ___________  _________

Net income (loss) from continuing
  operations                          $ 1,367       $(1,598)        $ (231)
                                      ========      ===========  =========

Net income (loss) from continuing
  operations per common share:          $2.19                       $ (.51)
                                      ========                   =========

Average number of common shares
   outstanding (000)                      447                          447
                                      ========                   =========
_______________________
(1)   Reflects elimination of Multi-Arc accounts

                 INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The Board of Directors has selected Ernst & Young LLP as the independent certified public accountants to the Company for the fiscal year ending September 30, 1997. The Company has been informed that neither Ernst & Young LLP, nor any of its partners, has any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, nor has any of its partners acted in the capacity of promoter, underwriter, voting trustee, director, officer or employee of the Company or its subsidiaries.

     The Company has been advised by Ernst & Young LLP that representatives of that firm are expected to be present at the Annual Meeting of Stockholders. These representatives will have the opportunity to make a statement, if they so desire, and will also be available to respond to appropriate questions from stockholders.


              DEADLINE FOR FILING STOCKHOLDER PROPOSALS
                     FOR THE 1998 ANNUAL MEETING

     The date by which proposals of Stockholders intended to be presented at the Company's 1998 Annual Meeting (and in the Proxy
Statement and Proxy relating to that meeting) must be presented to the Company is February 11, 1998.


                          OTHER MATTERS

     The Board of Directors is not aware at present of any other matters which will or may come before the Annual Meeting of Stockholders and which will require a vote of the Stockholders. However, if any additional matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.




                              By Order of the Board of Directors
                              Walter N. Kreil, Jr., Secretary


September 10, 1997

                            EXHIBIT A


           MCKINNEY'S CONSOLIDATED LAWS OF NEW YORK ANNOTATED
                      BUSINESS CORPORATION LAW
                CHAPTER 4  OF THE CONSOLIDATED LAWS
                      ARTICLE 6--SHAREHOLDERS


Section 623. Procedure to enforce shareholder's right to receive payment for shares

   (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

   (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

   (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

   (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

   (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph
(g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation.
In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

   (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf.
Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

   (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

   (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

     (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

     (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

      (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

      (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

      (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

      (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

      (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

      (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

   (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

   (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

     (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

     (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

     (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

   (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

   (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605
(Notice of meetings of shareholders).

   (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                           ANDAL CORP.
            200 Roundhill Drive, Rockaway, NJ  07866


PROXY SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

The undersigned hereby appoints and constitutes Peter D. Flood and Andrew J. Frankel, and each of them, attorneys and proxies for the undersigned, with full power of substitution to vote as if the undersigned were personally present at the Annual Meeting of the Shareholders of Andal Corp. (the "Company") to be held at the Company's corporate headquarters in the Algonquin Room #4 at the Parsippany Hilton Hotel, One Hilton Court, Parsippany, New Jersey, on Monday, September 22, 1997 at 10:00 a.m. and at all adjournments thereof, the shares of stock of said Company registered in the name of the undersigned. The undersigned instructs all such proxies to vote such shares as follows upon the following matters, which are described more fully in the accompanying proxy statement:

I authorize and instruct my Proxy to:

1.  ____ VOTE FOR all nominees for the Company's Board of
Directors listed below; except that I WITHHOLD AUTHORITY for the following nominees (if any) crossed out


            Peter D. Flood         Walter N. Kreil, Jr.
            Andrew J. Frankel      Alan N. Cohen

    ____ VOTE WITHHELD from all nominees.

2.  ____ VOTE FOR    ____ AGAINST    ____ ABSTAIN    the approval
of an Agreement and Plan of Merger dated as of June 9, 1997 by and between Bernex Inc., M-A Acquisition Corp., Multi-Arc Inc. and Andal Corp. constituting in substance a sale of substantially all the assets of Andal Corp.


                 (Continued, and to be signed, on the other side)

(See other side)


3. In their discretion, to vote upon such other business as may properly come before the meeting and all adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                          Signature


                          Signature if held jointly

                          Dated                         1997

                          PLEASE MARK, SIGN, DATE AND RETURN THE
                          PROXY CARD PROMPTLY USING THE ENCLOSED
                          ENVELOPE.